EXHIBIT 10.51

[Execution Copy]

MORGANS LAS VEGAS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

dated as of

January 3, 2006

between

MORGANS/LV INVESTMENT LLC

and

ECHELON RESORTS CORPORATION

i

ii

iii

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT dated as of January 3, 2006 (this “Agreement”), between Morgans/LV Investment LLC, a Delaware limited liability company having an address at 475 Tenth Avenue, New York, New York 10018 (“Morgans”), and Echelon Resorts Corporation, a Nevada limited liability company having an address at 2950 Industrial Road, Las Vegas, Nevada 89109 (“Boyd”), each in its capacity as a Member (as hereinafter defined).

WITNESSETH:

WHEREAS, Morgans Las Vegas, LLC, a Delaware limited liability company (the “Company”), has been formed under the Delaware Limited Liability Company Act (the “Delaware Act”) by filing a Certificate of Formation with the Delaware Secretary of State on January 3, 2006 (the “Certificate”); and

WHEREAS, the Members desire to enter into this Agreement to govern the operations of the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the respective meanings set forth below:

“Affiliate” shall mean, when used with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, (a) the term “control” shall mean, with respect to any Person, possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (b) a Person shall specifically be deemed to have “control” over a partnership or limited liability company (as the case may be) if such Person is a general partner of a partnership or a managing member of a limited liability company.

“Annual Plan” shall mean the annual budget and forecast of operations prepared by the Hotel Manager in accordance with Section 9.4 of the Morgans Hotel Management Agreement and approved by Boyd on behalf of the Company.

“Approved Cost Overruns” shall mean unbudgeted Development Costs that (a) are not Permitted Cost Overruns and (b) are approved by the Members.

“approve,” “approved” or “approval” shall mean, as to the subject matter thereof and as the context may require or permit, an express consent or approval contained in a written statement signed by the approving Person.

“Architects” shall mean architects and/or designers performing work on the Project.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Boyd Controlled Affiliate” shall mean any Person, directly or indirectly, 100 percent owned and controlled by the Boyd Parent or any successor thereto.

“Boyd Parent” shall mean Boyd Gaming Corporation, a Nevada corporation.

“Budgeted Development Costs” shall mean aggregate amount of the Development Costs shown on the Development Budget including the amount of all contingencies and reserves set forth in the Development Budget but specifically excluding (i) any Financing Costs contained therein or (ii) the Company’s allocable share of the costs of the Echelon Place Master Plan Improvements.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized by law, regulation or executive order to remain closed.

“Capital Call” shall mean a written notice from a Member to both Members requesting a Capital Contribution.

“Capital Contribution” shall mean, with respect to any Member, a contribution of capital made by such Member to the Company pursuant to Article 5.

“Cash Disbursements” shall mean, for any period, (a) all cash payments made by or on behalf of the Company (other than from reserve or escrow accounts, if any, maintained by the Company) during such period, excluding expenses incurred which are a deduction from proceeds or receipts in determining Net Capital Proceeds, plus (b) the amount, if any, added during such period to reserve or escrow accounts maintained by the Company.

“Cash Receipts” shall mean, for any period, (a) cash received by or on behalf of the Company from any source during such period, excluding proceeds or receipts which are used in determining Net Capital Proceeds, plus (b) the amount of any cash released to the Company during such period from reserve and escrow accounts (or no longer set aside by the Company in a reserve or escrow account), if any, maintained by the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company Accountant” shall mean a nationally recognized accounting firm approved by the Members to act as accountants for the Company.

“Completion” shall mean the occurrence of the following:

(a) issuance by all applicable Governmental Authorities of a certificate of occupancy (which may be a temporary certificate of occupancy), certificate of completion or similar document authorizing the occupancy of the Hotels and the opening of the Hotels for business;

(b) final completion of all construction work for the Improvements, including punchlist items and other non-material items, (i) in accordance with the Plans and Specifications, (ii) in accordance with the Construction Loan Documents, and (iii) consistent and in compliance with all Legal Requirements;

(c) final payment for all work and materials involved in the construction of all portions of the Project as evidenced by a final affidavit and lien release from the general contractor and all other trade contractors, subcontractors, material suppliers and vendors furnishing services or materials to the Company in connection with the construction of the Project, or any similar document under Nevada law which has the effect of removing from the title to the Project all liens, inchoate or otherwise, which could have arisen on account of work done on, or materials delivered to, the Property in connection with the construction of the Project, including payment for all punchlist items, excepting affidavits and/or lien releases for non-material amounts that the Company has not been able to obtain notwithstanding Morgans’ good faith efforts to do so;

(d) receipt by Boyd of a title examination certificate from the Company’s title examiner that, as of the date of the latest to occur of (a), (b) or (c) above, no liens have been filed against the Project which have not been satisfied in full, discharged from the Project by bonding or insured over by the title insurance company; and

(e) the Opening Date of both Hotels has occurred.

“Completion Date” shall mean the date on which Completion shall have occurred.

“Construction Lender” shall mean the lender (or lending group or syndicate) providing the Construction Loan.

“Construction Loan” shall mean the construction loan, and (if applicable) permanent loan from the Construction Lender to the Company to finance property taxes, insurance, the design, construction, installation, furnishing and equipping of the Improvements and the payment of certain pre-opening expenses to be incurred by the Company during the Construction Period, on the terms for such loan set forth in the Construction Loan Documents.

“Construction Loan Agreement” shall mean the loan agreement between the Company and the Construction Lender relating to the Construction Loan.

“Construction Loan Documents” shall mean, collectively, the Construction Loan Agreement, the promissory notes evidencing the Company’s indebtedness in respect of the Construction Loan, the Mortgage securing such indebtedness, the Construction Loan Guaranty, and all other instruments and documents executed by the Company or any Member evidencing, securing, guaranteeing or otherwise relating to the Construction Loan.

“Construction Loan Guaranty” shall mean, collectively, any guaranty executed by Morgans or any Affiliate thereof, in favor of the Construction Lender, guaranteeing (i) lien-free completion (or, if applicable, substantial completion) of the Project in accordance with the Plans and Specifications and the Construction Schedule and (ii) customary carve outs for fraud and other “bad boy” acts, environmental matters arising after the Contribution Date and interest carry in connection with otherwise non-recourse financing.

“Construction Period” shall mean the period commencing on the Contribution Date and ending on the Completion Date.

“Construction Schedule” shall mean the preliminary design and construction timetable for the Project as approved, amended, modified or supplemented pursuant to the terms of this Agreement.

“Contributed Assets” shall mean the Land.

“Contribution Date” shall mean the date on or after the closing of the Construction Loan that all conditions for the initial funding under the Construction Loan are satisfied.

“Cost Overruns” shall mean an amount equal to the excess of (i) the total Development Costs for the Project actually incurred by the Company over (ii) the sum of (A) the Budgeted Development Costs, (B) Approved Cost Overruns to the extent such costs are not included in the Budgeted Development Costs as a result of any amendment, modification or supplement to the Development Budget approved by the Members and (C) Permitted Cost Overruns to the extent such costs are not included in the Budgeted Development Costs as a result of any amendment, modification or supplement to the Development Budget approved by the Members. For purposes of this definition, and of any guaranties of Cost Overruns hereunder by Morgans Parent, the terms “Cost Overruns” and “Development Costs” shall not include (i) any Financing Costs incurred by the Company for the period commencing on the date hereof and ending six months after the Target Opening Date or (ii) the Company’s allocable share of the costs of the Echelon Place Master Plan Improvements.

“Development Budget” shall mean the final development budget for the Project, setting forth by line item all Development Costs and indicating the Budgeted Development Costs, as such final budget shall be approved, amended, modified or supplemented pursuant to the terms of this Agreement. The proposed form of Development Budget is attached hereto as Exhibit A.

“Development Costs” shall mean all Predevelopment Costs, Financing Costs and all other direct and indirect costs and expenses actually incurred by or on behalf of the Company through the Completion Date with respect to the acquisition and carrying costs for the Property, designing, constructing, permitting installing, furnishing and equipping the Hotels and the Improvements, and opening the Hotels for business, and pre-opening sales, marketing and training costs, the Company’s allocable share (as approved by the Members) of the costs of the Echelon Place Master Plan Improvements, including all costs and expenses of the types enumerated as line items in the Development Budget and all other costs and expenses of any kind or nature incurred to cause Completion of the Project in accordance with the Plans and Specifications and the Pre-Opening Plan.

“Echelon Place” shall mean a master plan development on the Echelon Place Parcel comprising the Echelon Place Components and the Echelon Place Master Plan Improvements.

“Echelon Place Components” shall mean each of the individual projects developed on the Echelon Place Parcel, including the Hotels, a casino, casino-hotels, convention center, theater, retail, dining area, parking facilities and any other projects pursued by Boyd or an Affiliate thereof on the Echelon Place Parcel.

“Echelon Place Components Site Plan” shall mean the preliminary site plan for the Echelon Place Parcel, showing each of the Echelon Place Components as currently configured, which is attached hereto as Exhibit B.

“Echelon Place Cost Overrun” shall mean the amount, if any, by which the Company’s actual allocable share of the costs of the Echelon Place Master Plan Improvements through the Completion Date exceed the amount budgeted for such costs as set forth in the Development Budget. Notwithstanding the foregoing, such excess shall not include and there shall be no Echelon Place Cost Overrun to the extent such excess costs (i) arise from acts of God, (ii) would not have otherwise been incurred but for delays in the Completion Date occurring after the date specified in the Construction Schedule, or (iii) arise from changes to the Echelon Master Plan or the Plans and Specifications approved by both Members.

“Echelon Place Master Plan” shall mean the engineering, design and specifications for (i) the entirety of the infrastructure and other improvements that will jointly benefit or be used in common by the Echelon Place Components, including without limitation, all common amenities, landscaping, irrigation, signage, lighting and fencing, all roads leading to and from the porte-cochères and the preparation of sub-grade up to the underside of the porte-cochère road paving surface, all traffic, shared parking, and circulation improvements (including, without limitation, roads, bridges, walkways, monorail systems and other means of transportation within, adjoining or servicing the Echelon Place Parcel and all landscaping, lighting and fencing related thereto); and (ii) all Government Improvements; excluding only the engineering and design of those improvements that specifically, solely, and individually comprise each Echelon Place Component. The Echelon Place Master Plan, as currently configured, is attached hereto as Exhibit C.

“Echelon Place Master Plan Improvements” shall mean any and all improvements included in or built or to be built pursuant to the Echelon Place Master Plan.

“Echelon Place Parcel” shall mean approximately 63 acres of land located at 3000 Las Vegas Boulevard South, Las Vegas more specifically described on Exhibit D.

“Emergency Costs” shall mean costs and expenses required to (a) correct a condition that if not corrected would endanger the preservation or safety of the Hotel or the Property or the safety of tenants, guests, employees or other persons at or using the Hotel or the Property, (b) avoid the imminent suspension of any necessary service in or to the Hotel or the

Property, or (c) prevent any of the Members from being subjected to criminal or substantial civil penalties or damage.

“Entitlements” shall mean any and all present and future approvals, permits, licenses and other entitlements, whether discretionary or of a ministerial or administrative nature, now or hereafter given or issued by any Governmental Authority, including, without limitation, any development agreement and all related conditions of approval and mitigation measures, in connection with or relating in any respect to the development, construction, opening, use, ownership, management, marketing, operation or occupancy of the Hotel, the Improvements or the Project.

“Event of Bankruptcy” shall mean, with respect to any Person, (a) the commencement by such Person of a proceeding seeking relief under any provision or chapter of the Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; (b) an adjudication that such Person is insolvent or bankrupt; (c) the entry of an order for relief under the Bankruptcy Code with respect to such Person; (d) the filing of any such petition or the commencement of any such case or proceeding against such Person, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; (e) the filing of an answer by such Person admitting the material allegations of any such petition; (f) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Person unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Person; (g) the insolvency of such Person or the execution by such Person of a general assignment for the benefit of creditors; (h) the convening by such Person of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or composition of its debts or an extension of its debts; (i) the failure of such Person to pay its debts generally as they mature; (j) the levy, attachment, execution or other seizure of substantially all of the assets of such Person where such seizure is not discharged within ten (10) days thereafter; or (k) the admission by such Person in writing of its inability to pay its debts generally as they mature or that it is generally not paying its debts as they become due.

“FF&E” shall mean all furniture, furnishings, fixtures and equipment, systems, apparatus, goods and other personal property used in, or held in storage for use in or required in connection with the operation of the Hotels, and shall include Operating Equipment, specialized hotel equipment, guest room, corridor, restaurant, and lounge furnishings, office furniture and equipment, carpets, electrical appliances, kitchen appliances and apparatus, floor coverings, soft furnishings, artwork, decorative lighting, beverage and bar apparatus and appliances, telephones and telephone systems, television receivers and other electrical and electronic equipment, computer hardware and software, laundry apparatus and appliances, maintenance and engineering apparatus and appliances, function, banquet and conference furniture and apparatus, exterior and interior signage, office and back of house apparatus and appliances, motor vehicles and courtesy vehicles, and all alterations, substitutions, additions and replacements therefor.

“Financing Costs” shall mean all costs of obtaining financing for the Company including, interest carry, origination fees, commitment fees, interest rate swap and lock fees, reimbursement of lender expenses, closing costs, title insurance premiums, lender and borrower attorneys fees, transaction or recording taxes, agent or syndication fees and mortgage brokerage fees.

“Governmental Authority” shall mean the United States of America or any State thereof, and any agency, quasi-governmental agency, department, commission, board, bureau, instrumentality or political subdivision (including any city, county or district) of any of the foregoing, now existing or hereafter created, having jurisdiction over the Company, any of the Members or their Affiliates, the Hotel or the Property or any portion thereof, including, without limitation, the Nevada Gaming Control Board and the Nevada Gaming Commission.

“Government Improvements” shall mean all off-site and on-site improvements required by any federal, state, county, municipal or other governmental or quasi-governmental agency or by any utility provider, in order to enable the construction of each of the Echelon Place Components, including without limitation, the construction or relocation of any required common air and water quality infrastructure, solid waste, ground water and storm water runoff facilities and other similar improvements or projects, and the construction of all improvements required to bring all necessary utilities to Echelon Place (including without limitation, water, gas, electricity, sewer and telephone), and the relocation of any existing utility service or installation located upon the Echelon Place Parcel that would obstruct the intended development thereof.

“Hotels” shall mean the two full service hotels to be developed on the Land consisting of (1) the Delano Las Vegas, an approximately 600-room hotel to be similar in design, service, and market position to the Delano hotel operated by MHG in South Beach, Miami Beach, Florida, and (2) an as-yet untitled approximately 1000-room business-focused hotel, which shall be similar in design, service, and market position to the “Mondrian” hotel brand, together with all meeting space, business centers, restaurants, spas, retail stores, concessions, pools, recreational facilities, driveways, parking areas, FF&E, Operating Supplies, and other facilities and equipment contained therein or appurtenant thereto, as any of the foregoing may be improved, modified, altered or expanded during the term hereof. The Members acknowledge and agree that (i) the Company is not the owner of the “Delano” brand and proprietary marks or the Morgans’ to be developed business brand and proprietary marks and (ii) the Company’s entitlement to use such brands and other proprietary marks shall be as provided in the Morgans Hotel Management Agreement.

“Hotel Management Agreement” shall mean (a) the Morgans Hotel Management Agreement, or (b) in the event that the agreement described in the preceding clause (a) shall no longer be in effect, any new management agreement between the Company and any other manager or operator of the Hotel.

“Hotel Manager” shall mean (a) for so long as the Morgans Hotel Management Agreement shall be in effect, Morgans/LV Management LLC, a Delaware limited liability company, and its permitted successors and assigns under the Morgans Hotel Management Agreement, or (b) if the Morgans Hotel Management Agreement shall no longer be in effect, any other Person operating or managing the Hotels pursuant to a new hotel management agreement with the Company.

“Improvements” shall mean the Hotels, together with all roads, sidewalks, parking areas, landscaping, utilities and related equipment and other infrastructure set forth on the Plans and Specifications or subsequently constructed on, at or underneath the Property.

“Initial Capital Contributions” shall mean the Capital Contributions of the Members funded pursuant to Section 5.01.

“Interest” shall mean, with respect to any Member, such Member’s beneficial ownership interest in the Company as provided in this Agreement.

“Interior Designer” shall mean the interior design firm or firms retained by the Company in connection with the Project.

“Joint Decisions” shall mean those decisions or actions, to be jointly approved by Morgans and Boyd, which are set forth on Exhibit E.

“Land” shall mean the real property (including any easements, rights of way, access rights, approvals and Entitlements, and any other rights, benefits or obligations appurtenant thereto) located on an approximately 6.5 acre parcel of land (which acreage amount shall be subject to modification as provided in the next sentence) at the southernmost boundary of Echelon Place as more particularly described on the Preliminary Site Plan. The Members acknowledge that the site shape and area of the Land may change during the Predevelopment Period, such changes to be subject to the approval of both Members, but the area of the Land will not be less than a minimum of 6 acres or such other area as mutually agreed by the Members.

“Landscape Architect” shall mean the landscape architect(s) or landscape planner(s) retained by the Company in connection with the Project.

“Legal Requirements” shall mean any and all laws, rules, regulations, constitutions, orders, ordinances, charters, statutes, codes, executive orders and requirements, (including any Entitlements) of any Governmental Authority having jurisdiction over a Person (as applicable) and/or the Property or any street, road, avenue or sidewalk comprising a part of, or lying in front of, the Property or any vault in, or under the Property (including, without limitation, any of the foregoing relating to handicapped or disabled access, accommodations, or parking, and the laws, rules, regulations, orders, ordinances, statutes, codes and requirements of any applicable fire rating bureau or other body exercising similar functions).

“Loan Documents” shall mean, collectively, the Construction Loan Documents and any other documents, instruments or agreements evidencing, securing or guaranteeing any other indebtedness or financing obtained by the Company.

“Managing Member” shall mean Morgans and its successors and permitted assigns.

“Management Fee” shall mean, with respect to any period, the management fee paid by the Company to the Hotel Manager with respect to such period, in the amount set forth in the Hotel Management Agreement.

“Material Vendor” shall mean each of the following: (i) any lobbyist engaged by the Company, (ii) any supplier or vendor receiving payments from the Company in excess of $500,000 during any twelve month period, (iii) any consultant receiving payments from the Company in excess of $50,000 during any twelve month period and (iv) any lessee or tenant of the Company if aggregate rental due during the term of the lease, including renewals, exceeds $350,000. Notwithstanding the foregoing, term “Material Vendor shall not include any licensed attorney, certified public accountant, law firm, accounting firm, financial institution regulated by any federal or state law, investment banker regulated by any state and any licensed real estate broker).

“Member” shall mean Morgans, Boyd or any other Person who, at such time, is admitted to the Company as a member in accordance with the terms of this Agreement.

“Morgans Capital Commitment” shall mean an amount equal to the Capital Contribution funded by Morgans pursuant to Section 5.01(b), and which amount shall equal the fair market value of the Land contributed by Boyd to the Company on the Contribution Date, as determined pursuant to Section 5.01(c).

“Morgans Competitive Hotel” shall mean the following hotels or hotel brands, and other hotels that are substantially similar to the following hotels or hotel brands: Mondrian, Delano, W Hotels, 60 Thompson, Soho Grand, Tribeca Grand or Hotel Gansevoort. The Members agree that the following hotel brands, and those substantially similar thereto, are not substantially similar to the foregoing hotel brands and shall not be deemed a Morgans Competitive Hotel: Ritz Carlton, Fairmont, St. Regis, Four Seasons, Solis, Capella, Bulgari, Rosewood, and Raffles.

“Morgans Controlled Affiliate” shall mean any Person, directly or indirectly, 100 percent owned and controlled by the Morgans Parent.

“Morgans Hotel Management Agreement” shall mean the Hotel Management Agreement between the Company and Morgans/LV Management LLC, dated as of the date hereof, as amended, modified or supplemented.

“Morgans Parent” shall mean Morgans Hotel Group LLC, a Delaware limited liability company, or any successor thereto, including any successor arising from or in connection with the pending initial public offering of substantially all of the assets owned or controlled by Morgans Hotel Group LLC.

“Mortgage” shall mean any mortgage, deed of trust, security agreement or other instrument in the nature thereof at any time and from time to time constituting a lien or grant of security title or a security interest in and upon any interest or estate in the Property or any portion thereof.

“Necessary Expenditures” shall mean (a) all Emergency Costs, and (b) all other expenditures whether or not of a recurring nature that are necessary for the Company to preserve, operate, maintain, improve or protect the Property consistent with the Annual Plan, including payments in respect of liens, payments of principal, interest and any other amounts pursuant to any Loan Documents, payments of mechanics’ liens (unless the Company is diligently and continuously prosecuting a proceeding contesting the payment of the lien by a proper legal proceeding which operates to suspend collection of such lien, the Company has sufficient funds reserved for such payment and such contest shall not be prohibited by the Loan Documents), insurance payments, real estate tax payments, utility costs, repair and maintenance costs, costs of compliance with federal, state and local laws, codes, rules or regulations, and any other operating expenses or capital expenses set forth in the Annual Plan or otherwise approved by the Members.

“Net Capital Proceeds” shall mean any Net Disposition Proceeds or Net Refinancing Proceeds.

“Net Disposition Proceeds” shall mean the gross receipts (including condemnation and casualty insurance proceeds) from the sale, exchange, transfer, conveyance, lease, or other disposition of a Hotel, the Property, FF&E, or any other assets of the Company other than in the ordinary course of business, less (a) any indebtedness relating to or secured by such assets (other than Priority Loans) which is repaid out of such gross receipts, (b) the costs and expenses incurred by the Company in connection with the sale, exchange, transfer, conveyance, lease or other disposition, including brokerage commissions, and (c) in the case of condemnation or casualty, the costs incurred by the Company in connection with any collection of condemnation or casualty proceeds, or repair or restoration of the Property.

“Net Operating Cash Flow” shall mean, for any period, the excess of Cash Receipts for such period over Cash Disbursements for such period.

“Net Refinancing Proceeds” shall mean, with respect to any financing or refinancing of any loan or encumbrance now or hereafter placed on the Property, all cash received by the Company from such financing or refinancing, less the sum of (a) all costs incurred by the Company in connection with such financing or refinancing, (b) all amounts paid to the holder of any Mortgage or other encumbrance on the Property, or to the holder of any other indebtedness of the Company (other than Priority Loans), as a consequence of such financing, (c) all amounts which are required to be held in reserve by the Company, or which are otherwise not made unconditionally available to the Company for distribution to the Members pursuant to the terms of such financing or refinancing, and (d) amounts applied by the Company to pay its costs and expenses or set aside in connection with such financing or refinancing as a reserve and/or escrow by the Company for its reasonably anticipated expenses and obligations.

“Opening Date” shall mean the date on which all of the following has occurred (i) the Hotel is opened for business to the public, (ii) the Company has obtained all material licenses and permits required by Legal Requirements, the Hotel Management Agreement and this Agreement for the occupancy and operation of the Hotel (including, without limitation, certificates of occupancy (which may be temporary), restaurant licenses, and liquor licenses); (iii) all FF&E and Operating Supplies reasonably required to operate the Hotel in accordance with the Hotel Management Agreement and this Agreement have been delivered to and, as applicable, installed in the Hotel and are in working order; (iv) all elements of the building comprising the Hotel and all other structures necessary for operation, access to, and use of the Hotel in accordance with this Agreement and the Hotel Management Agreement, shall have been substantially completed and the Company shall have obtained certificates of occupancy (which may be temporary) and all other licenses and permits required by applicable Legal Requirements for the operation and management thereof, with respect to same; (v) the Company has received all consents and approvals from all governmental and regulatory authorities and all other Persons as are necessary for the operation of the Hotel in accordance with this Agreement and the Hotel Management Agreement.

“Operating and Capital Budget” shall mean, collectively, the consolidated operating and capital budgets for the Company for any Fiscal Year (or portion thereof) following the Opening Date, as set forth in the Annual Plan for such Fiscal Year and as approved by Boyd.

“Operating Equipment” means all cooking utensils, chinaware, glassware, linens, silverware, uniforms, menus and other similar items used at the Hotels.

“Operating Supplies” means all paper supplies, cleaning materials, fuel, food and beverages, light bulbs and other consumable and expendable items used at, or stored for usage at, the Hotels.

“Outside Start Date” shall mean June 30, 2008.

“Percentage Interest” shall mean, with respect to any Member, such Member’s Percentage Interest as set forth in Section 5.01(d), as such Percentage Interest may be modified from time to time in accordance with the terms hereof.

“Permitted Cost Overruns” shall mean unbudgeted Development Costs (i) arising from acts of God or (ii) that would not have otherwise been incurred but for changes made by Boyd or its Affiliates in Echelon Place following the approval of the Development Budget.

“Permitted Encumbrances” shall means the title exceptions set forth in Exhibit F attached hereto, but only to the extent that such title exceptions do not, individually or in the aggregate, have a material adverse effect on the use, utility or value of the Land for the purposes of the development and operation of the Hotels and the other Project improvements thereon.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plans and Specifications” shall mean the drawings, plans and specifications for the Project (including any applicable site plan, master plan or similar document) prepared by the Architects and Project Consultants, as approved, amended, modified or supplemented pursuant to the terms of this Agreement.

“Predevelopment Budget” shall mean the predevelopment budget for the Project, setting forth by line item all Predevelopment Costs, a copy of which is attached hereto as Exhibit G, as such budget shall be amended, modified or supplemented pursuant to the terms of this Agreement.

“Predevelopment Costs” shall mean all costs incurred in connection with (i) the Plans and Specifications and construction documents for the Project including, without limitation, all architectural, engineering, attorneys’ and other professionals’ fees relating thereto; (ii) obtaining all construction permits; (iii) obtaining the Construction Loan, including, without limitation, all application fees, discount points, commitment fees, appraisal fees, documentary stamp and intangible taxes, recording costs, marketing, equity requirements, and other costs of meeting the lender’s requirements to funding the Construction Loan and lender’s attorneys’ fees; and (iv) obtaining all Entitlements and satisfying all Legal Requirements for the Project together with any other development approvals and permits necessary to pursue the Project, including, without limitation, the cost of all presentations and presentation materials, architectural, engineering, and attorneys’, consultants’ and other professionals’ fees relating thereto.

“Predevelopment Period” shall mean the period commencing on the date of this Agreement and ending on the Contribution Date.

“Preliminary Site Plan” shall mean the preliminary site plan for the Project attached hereto as Exhibit H.

“Pre-Opening Plan” shall mean the written statement, prepared by Hotel Manager and approved by Boyd on behalf of the Company detailing a program of pre-opening activities to be undertaken by the Hotel Manager through and including the Opening Date to prepare the Hotel for the Opening Date and which will include, without limitation: (i) using commercially reasonable efforts to recruit, relocate, train, and compensate employees (including the executive staff); (ii) pre-opening advertising, promotion and literature; (iii) using commercially reasonable efforts to assist the Company in obtaining all necessary licenses and permits for the operation of the Hotel; (iv) preparing the administrative offices including telephone, telex and fax services; (v) entertaining prospective business clients (including opening celebrations and ceremonies); (vi) purchasing Operating Supplies and FF&E necessary for the Hotel to commence operations; and (vii) other activities deemed reasonably necessary by the Hotel Manager to ensure that the Hotel and its operation will be in accordance with the applicable brand standard.

“Project” shall mean the design, development, construction, financing, equipping, furnishing, pre-opening and opening of the Hotels and the other new Improvements as provided in the Plans and Specifications and the Pre-Opening Plan.

“Project Consultant” shall mean, collectively, any design consultant, engineering consultant or other consultant retained by the Company in connection with the Project.

“Property” shall mean the Land and all improvements existing or constructed thereon from time to time (including the Hotel and other Improvements).

“Pro Rata” shall mean, with respect to the Members as of any relevant date, in proportion to such Members’ respective Percentage Interests as of such date.

“REA” shall mean a reciprocal easement agreement and/or master covenants and restrictions recorded by Boyd or its Affiliate against the Echelon Place Parcel detailing (i) the obligation of the Affiliate of Boyd that owns the Echelon Place Parcel to construct and operate the Echelon Place Components and the infrastructure and improvements set forth in the Echelon Place Master Plan (which obligation shall be subject to the limitations set forth in the REA), (ii) the services and amenities that will be provided to the Echelon Place Components in accordance with the Echelon Place Master Plan and (iii) the allocable share of the each Echelon Place Component of the expenses and costs associated with such services and amenities. The REA shall be consistent with the terms and conditions set forth on Exhibit I and shall be subject to the approval of Morgans (acting on behalf of the Company).

“Regulations” shall mean the Treasury Regulations, including Temporary or Proposed Regulations, promulgated under the Code, as such regulations are in effect from time to time. References to specific provisions of the Regulations include references to corresponding provisions of successor regulations.

“Reserve Parcel” shall mean the area identified on the Echelon Place Components Site Plan as the Reserve Parcel.

“Structural Engineer” shall mean the structural engineer or engineers retained by the Company in connection with the Project.

“Target Opening Date” shall mean the date approved by the Members in the Construction Schedule as the projected date of the opening of the Hotels to the public, as such date may be modified with the approval of the Members.

“Transfer” shall mean any direct or indirect sale, assignment, conveyance, disposition, exchange, mortgage, pledge or granting of a security interest.

“Uniform System” shall mean the “Uniform System of Accounts for the Lodging Industry (9th revised edition, Copyright 1996)” by the Hotel Association of New York City, Inc. and published by the Educational Institute of the American Hotel & Motel Association, as the same may be revised from time to time.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Act	Recitals
Additional Member	12.04(a)
Affiliate Agreement	8.02
Agreement	Preamble
Appointment Notice	12.05(e)
Boyd	Preamble
Boyd Cost Overrun	5.06(a)
Boyd Default Loan	5.06(b)
Capital Account	6.01(a)
Capital Call Due Date	5.03
Capital Call Notice	5.03
CERCLA	3.02(k)
Certificate	Recitals
Change	9.04
Company	Recitals

Term	Section
Confidential Information	14.11
Contributing Member	5.04(a)
Conversion Notice	5.04(c)
Defaulting Member	5.04(d)
Environmental Laws	3.02(k)
Environmental Liabilities	3.02(k)
Failed Contribution	5.04(a)
Fair Market Value	12.05(d)
Fiscal Year	10.05
Funded Amount	5.04(a)
Hazard Materials	3.02(k)
Indemnified Party	11.02(a)
Laws	3.02(k)
Liquidating Event	13.02
Morgans	Preamble
Morgans Cost Overrun Funding	5.06(b)
Morgans Default Loan	5.06(a)
Morgans Indemnified Party	11.02(b)
Morgans Transfer Closing Date	12.05(c)
Non-Contributing Member	5.04(a)
Permitted Transfer	12.02
Priority Loan	5.04(b)
Sophisticated Purchaser	12.05(d)
Substitute Member	12.03
Tax Matters Member	10.07(a)

Section 1.02 Certain Other Terms. In this Agreement, unless otherwise specified (a) singular words include the plural and plural words include the singular; (b) words which include a number of constituent parts, things or elements, including the terms “Project” or “Property” shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all such constituent parts, things or elements as a whole; (c) words importing any gender include the other gender; (d) references to any Member include such Member’s permitted successors and assigns; (e) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (f) references to any agreement or other document, including this Agreement, include all subsequent amendments, modifications, or supplements to such agreement or document; (g) the words “include” and “including” and words of similar import, shall be deemed to be followed by the words “without limitation”; (h) the words “hereto,” “herein,” “hereof,” “hereunder” and words of similar import, refer to this Agreement in its entirety; (i) references to Articles, Sections, paragraphs, Schedules and Exhibits are to the Articles, Sections, paragraphs, Schedules and Exhibits of this Agreement; (j) numberings and headings of Articles, Sections, paragraphs, Schedules and Exhibits are inserted as a matter of convenience and shall not affect the construction of this Agreement; and (k) all Schedules and Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

Section 1.03 Accounting Terms. Unless otherwise specified, (a) all accounting terms used herein shall be interpreted, (b) all accounting determinations hereunder shall be made and (c) all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as modified by the Uniform System, as in effect from time to time, consistently applied.

ARTICLE 2

FORMATION AND PURPOSE OF THE COMPANY

Section 2.01 Formation of the Company. The Company has been formed and established under the provisions of the Act. Effective as of the date hereof, the rights and liabilities of the Members shall be as provided in this Agreement and, except as herein otherwise expressly provided, in the Act.

Section 2.02 Name of the Company. The name of the Company shall be “Morgans Las Vegas, LLC.”

Section 2.03 Purpose of the Company. The purpose of the Company is to engage in any lawful activity permitted under the Act, including, without limitation, the following:

(a) entering into and performing its obligations and exercising its rights under the agreements with Architects and Project Consultants, the Construction Loan Documents, the Hotel Management Agreement and any other agreements or contracts contemplated by the foregoing or this Agreement or required in connection with the development, design, construction, operation, financing, maintenance, management, improvement, repair, renovation, alteration, leasing and/or sale of the Hotels and the Property, and carrying out the terms of and engaging in the transactions contemplated by such agreements, in each case either directly or through subsidiaries;

(b) owning, designing, developing, constructing, managing, servicing, maintaining, repairing, renovating, improving, leasing, restructuring, financing (including entering into and performing its obligations and exercising its rights under any loan financing documents), refinancing, selling or otherwise dealing with and disposing of the Hotels and the Property and any proceeds of the Hotels and the Property, in each case either directly or through subsidiaries; and

(c) entering into, making and performing all contracts and undertakings, and engaging in any activity and executing any powers permitted under the Act that are incidental to, or connected with, the foregoing and necessary, suitable or convenient to accomplish the foregoing.

Section 2.04 Place of Business of the Company. The principal place of business of the Company shall be located c/o Morgans, 475 Tenth Avenue, 11th Floor, New York, New York 10018; provided, however, that as soon as reasonably practicable the Company shall establish its principal place of business on the Land.

Section 2.05 Registered Office and Registered Agent. The Company shall establish and maintain a registered office and agent for the Company in the State of Delaware.

Section 2.06 Duration of the Company. The Company shall continue until its termination in accordance with the provisions of Article 13.

Section 2.07 Title to the Company Property. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

Section 2.08 Filing of Certificates. Morgans shall file and publish all such certificates, notices, statements or other instruments required by law for the formation and operation of a limited liability company in all jurisdictions where the Company may elect to do business.

Section 2.09 Limitation on Liability. Except as required by the Act or as expressly provided in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Section 2.10 No Responsibility for Liability of Other Member. Except as expressly provided herein, neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation of another Member incurred either before or after the execution of this Agreement, except as to those responsibilities, liabilities and obligations incurred pursuant to the terms of this Agreement, and each Member shall indemnify and hold each other Member harmless from such obligations and indebtedness incurred or assumed by the indemnifying Member except as aforesaid. This Agreement shall not be deemed to create a joint venture between the Members with respect to any activities or enterprises whatsoever other than those within the purposes of the Company as specified in Section 2.03.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of Morgans. Morgans represents and warrants to Boyd as follows:

(a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(b) This Agreement constitutes the legal, valid and binding obligation of Morgans enforceable in accordance with its terms, subject to the application of principles of equity and laws governing insolvency and creditors’ rights generally.

(c) No consents or approvals are required from any Governmental Authority or other Person for Morgans to enter into this Agreement. All limited liability company, corporate or partnership action on the part of Morgans necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated under this Agreement, have been duly taken.

(d) The execution and delivery of this Agreement by Morgans, and the consummation of the transactions contemplated under this Agreement, do not conflict with or contravene any provision of Morgans’ organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulations, order or decree to which it or its properties are subject.

(e) Morgans has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the execution and delivery of this Agreement or the acquisition (directly or indirectly) by the Company of the Property.

(f) Morgans is an indirect wholly-owned subsidiary of the Morgans Parent.

Section 3.02 Representations and Warranties of Boyd. Boyd represents and warrants to Morgans as follows:

(a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(b) This Agreement constitutes the legal, valid and binding obligation of Boyd enforceable in accordance with its terms, subject to the application of principles of equity and laws governing insolvency and creditors’ rights generally.

(c) No consents or approvals are required from any Governmental Authority or other Person for Boyd to enter into this Agreement. All limited liability company, corporate or partnership action on the part of Boyd necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated under this Agreement, have been duly taken.

(d) The execution and delivery of this Agreement by Boyd, and the consummation of the transactions contemplated under this Agreement, do not conflict with or contravene any provision of Boyd’s organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulations, order or decree to which it or its properties are subject.

(e) Boyd has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the execution and delivery of this Agreement or the acquisition (directly or indirectly) by the Company of the Property.

(f) Boyd is a wholly-owned subsidiary of the Boyd Parent.

(g) Boyd or an Affiliate holds good and marketable fee simple title to the Echelon Place Parcel and the Land, in each case free and clear of all liens, except for the Permitted Encumbrances.

(h) Boyd will, prior to the Contribution Date, operate and maintain the Land in a reasonable commercial manner and substantially in accordance with the past practices of Boyd and its Affiliates with respect to the Land, and shall not further encumber the Land or permit the Land to be further encumbered.

(i) There is no litigation pending or, to the best knowledge of Boyd, threatened in writing against the Land, the Echelon Place Parcel or Boyd or its Affiliates which would affect the Land or the Echelon Place Parcel. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy or insolvency law is pending against or contemplated by Boyd or its Affiliates.

(j) There are no existing condemnation proceedings affecting the Land or the Echelon Place Parcel (or any portion thereof) and neither Boyd nor any Affiliate of Boyd has received written notice of the threatened commencement of any such action affecting the Land or the Echelon Place Parcel (or any portion thereof). To the best of Boyd’s knowledge, there are no proffers, development agreements or other restrictions affecting the use or development of the Land or the Echelon Place Parcel other than the Project.

(k) The Land and the Echelon Place Parcel are in compliance in all material respects with all Legal Requirements of any Governmental Authority or any insurance carrier (“Laws”) affecting the Land, the Echelon Place Parcel or any portion thereof (including, without limitation, Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. 9601(14), or any Laws regulating pollutants or contaminants as defined in CERCLA, 42 U.S.C. 9601(33), or hazardous waste as defined by the Resource Conservation and Recovery Act, 42 U.S.C. 6903(5), or other Laws regulating or relating to Hazardous Materials (as defined below) or human health or safety or the environment (collectively, the “Environmental Laws”)), and neither Boyd nor any Affiliate of Boyd has received notice of any violations of any of the foregoing Laws with respect to the Land or the Echelon Place Parcel. In connection with or relating to the Land or the Echelon Place Parcel, no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no suit or action is pending or, to Boyd’s knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to or arising out of any Environmental Law, except to the extent any of the foregoing has been withdrawn, rescinded, dismissed, overruled, terminated, expired, completed, resolved, satisfied, discharged or otherwise rendered inoperative or ineffective. In connection with or relating to the Land or the Echelon Place Parcel, to Boyd’s knowledge, there are no Environmental Liabilities or facts, events, conditions, situations or set of circumstances which would reasonably be expected to result in or be the basis for any Environmental Liabilities. “Environmental Liabilities,” as used in this subparagraph, means any and all liabilities to the extent arising in connection with or relating to the Land or the Echelon Place Parcel or any activities or operations occurring or conducted thereon (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any applicable Environmental Law. For purposes of this Agreement, the term “Hazardous Materials” includes, without limitation, (a) any chemical, material or other substance defined as or included within the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “toxic substances,” “toxic material,” “restricted hazardous waste,” “special waste,” or words of similar import under any Environmental Law; (b) any oil, petroleum, or petroleum-derived substances, any flammable substances or explosives, any radioactive materials, any asbestos or any substances containing more than 0.1 percent asbestos, any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, and any urea formaldehyde insulation; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.

(l) To the best of Boyd’s knowledge, no work has been performed at the Land, and no materials have been furnished to the Land, which though not presently the subject of a lien, might give rise to mechanics’, materialmen’s or other liens against Boyd’s interest in the Land or any portion thereof if not paid as agreed.

(m) Boyd is not, and as of the Contribution Date will not be, a party to any agreement or undertaking of any kind whatsoever, written or oral, which will be binding upon the Company from and after the Contribution Date or which will adversely affect the Land, other than those furnished to Morgan and approved by Morgan in writing.

(n) There are no commercial or residential leases, subleases, licenses, occupancy agreements, or any other agreements or licenses in effect as of the date of this Agreement, nor shall there be as of the Contribution Date, granting to any person, entity or party a right to possess, occupy, use or purchase the Land or any portion thereof.

(o) Except as otherwise expressly set forth in this Agreement, the Land is being contributed in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and the Contribution Date. Except as expressly set forth in this Agreement, no representations or warranties, express or implied, have been made or are being made and no responsibility has been or is being assumed by Boyd or by any partner, officer, employee, director, shareholder, person, firm, agent, attorney, or representative acting or purporting to act on behalf of Boyd as to the condition or fitness for any particular purpose or merchantability or repair of the Land or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Land or the condition, repair, value, expense of operation or income potential of the Land or any portion thereof. This Agreement has been entered into by the parties after full investigation, or with the parties satisfied with the opportunity afforded for investigation, and neither party is relying upon any statement or representation made by, or made by any person or entity purporting to act on behalf of, the other, unless such statement or representation is specifically and expressly embodied in this Agreement.

ARTICLE 4

PREDEVELOPMENT MATTERS

Section 4.01 Predevelopment. During the Predevelopment Period, subject to the approval of Boyd to the extent required hereunder, Morgans shall use commercially reasonable efforts to perform all predevelopment duties customarily performed by a developer of projects of like size and scope in accordance with the Predevelopment Budget and shall use reasonable commercial efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to facilitate the overall goal of causing (i) the Contribution Date to occur no later than the Outside Start Date and (ii) the opening the Hotels to the public in the first quarter of 2010 contemporaneously with completion of Echelon Place, including, without limitation, the following:

(a) Identifying and selecting the Architects, Interior Designer, Landscape Architects, Structural Engineer and other Project Consultants and overseeing all such parties;

(b) Together with Boyd, interfacing with all Governmental Authorities and determining all Entitlements required in order to pursue the Project and the timeline for obtaining the same;

(c) Approving, on behalf of the Company, those provisions of the REA affecting the Company and/or the Property;

(d) Taking all action necessary, proper or advisable to plan, design and obtain Entitlements for the construction of the Project;

(e) Preparing or causing to be prepared for approval by Boyd, (i) the concept and program development and specific site boundaries for the Land consistent with the Preliminary Site Plan with the goal of obtaining Boyd’s approval on or before, March 31, 2006, (ii) schematic designs and timeline with the goal of obtaining Boyd’s approval on or before, July 31, 2006, (iii) the Plans and Specifications, the Pre-Opening Plan, the Development Budget and the Construction Schedule with the goal of obtaining Boyd’s approval on or before January 1, 2007 and both parties agree to use reasonable commercial, good faith efforts to obtain such approvals on or prior to such dates, and any such approvals shall not be unreasonably delayed, withheld or conditioned;

(f) Obtaining clearance from Boyd’s governmental compliance committee for any Person that may be a Material Vendor before engaging such Person;

(g) On or before the Outside Start Date, identifying Construction Lenders and identifying, completing and endeavoring to cause the Company to satisfy all requirements in order for the Company to commence construction of the Project and close the Construction Loan and receive funding thereunder.

Section 4.02 Echelon Place Master Plan and Components.

(a) Boyd and its Affiliates shall use commercially reasonable efforts to assist and cooperate with Morgans in connection with the performance of Morgans’ predevelopment duties set forth in Section 4.01. During the Predevelopment Period, Boyd and its Affiliates shall also use commercially reasonable efforts to proceed with the expeditious design and planning of Echelon Place, and to complete timely and provide to Morgans, the planning of the material components of the Echelon Place Master Plan that are reasonably necessary for Morgans to satisfy its predevelopment obligations as set forth in Section 4.02. In amplification of, and not in limitation of, the foregoing, during the Predevelopment Period, Boyd and its Affiliates shall use reasonable commercial efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to facilitate the overall goal of closing the Construction Loan no later than the Outside Start Date and opening the Hotels to the public in the first quarter of 2010 contemporaneously with completion of the other material components of the Echelon Place Master Plan and the Echelon Place Components, including, without limitation, the following:

(i) provide assistance and advice as reasonably requested by Morgans, and otherwise fully cooperate in all respects with Morgans, to apply for and obtain the Entitlements for the Project;

(ii) take all action necessary, proper or advisable to plan, design and obtain Entitlements for the construction of the Echelon Place Components and the Echelon Place Master Plan Improvements, including obtaining all approvals, licenses and permits in connection therewith;

(iii) take all action necessary, proper or advisable to safely demolish and remove the existing structures on the Land and to remove and or remediate, in accordance with applicable Laws, any Hazardous Materials on the Land and to convey the Land to the Company on the Contribution Date vacant of any and all structures and debris.

(b) Without limiting any of the foregoing, during the Predevelopment Period Boyd shall not and shall not permit any Affiliate to (i) sell, contribute, assign or create any right, title or interest in or to the Land or cause any additional Lien or liability to be placed in record against the Land that is inconsistent with the Project or that would materially affect the ability of Boyd or its Affiliates to comply with its obligations hereunder, (ii) enter into any new (or extend or renew any existing) permit, covenant, restriction, agreement or obligation affecting the Land that is inconsistent with the Project or that would materially affect the ability of Boyd or its Affiliates to comply with its obligations hereunder or (iii) take or commit any action that could likely result in a violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.

(c) Boyd and its Affiliates and Morgans (on behalf of the Company) shall use all reasonable commercial efforts, and shall work expeditiously and in good faith, to finalize, execute and record against the Echelon Place Parcel (as soon as reasonably practicable after the execution of this Agreement, which the Members understand may take 12 to 18 months) an REA on terms and conditions consistent with the terms set forth in Exhibit I hereof.

(d) Notwithstanding the foregoing or anything in this Agreement to the contrary and although it is the present intention of Boyd and its Affiliates to proceed in good faith with the planning, development and ultimate construction of Echelon Place, each of the Members acknowledge and agree: (i) the development of Echelon Place as currently proposed is in a preliminary stage, (ii) there are many factors both within and outside of the control of the Members that could preclude the successful development of Echelon Place, (iii) there is no assurance that the Boyd or any Affiliate of Boyd will ultimately develop, construct and/or operate Echelon Place; (iv) there is no assurance that the Boyd or any Affiliate of Boyd will not materially modify Echelon Place as it is presently proposed and (v) in the event Boyd or its Affiliate elects, in its sole discretion, to modify Echelon Place in any manner or not to proceed with the construction of any portion of Echelon Place, nothing in this Agreement shall be deemed to bind Boyd or any Affiliate thereof to complete Echelon Place or any part thereof, nor shall such election by Boyd or its Affiliate give rise to any cause of action against Boyd, or any Affiliate thereof, by Morgans under this Agreement; provided, however, that (A) if the Company and an Affiliate of Boyd approve an REA and the development and construction of Echelon Place proceeds, then the obligations of Boyd and its Affiliates to the Company with respect to the design (including any modifications thereto), construction, completion and operation of Echelon Place shall be as set forth in, and governed by, the REA, and (B) in the event that any failure of Boyd or its Affiliates to proceed with the development of Echelon Place, or any modification by Boyd or its Affiliates of the master plan or site plan for Echelon Place, shall result in a failure of the Company to obtain or close the Construction Loan or to satisfy any conditions to the Construction Loan or the Contribution Date prior to the Outside Start Date, then the provisions of Section 4.03 shall apply.

Section 4.03 Outside Start Date. Notwithstanding anything to the contrary contained herein, if for any reason the Contribution Date has not occurred on or prior to the Outside Start Date, then, as provided in Section 13.02(d), either Member may dissolve the Company and upon such dissolution this Agreement shall terminate, and neither Member shall have any claim against the other Member for any costs or expenses incurred or spent as of such dissolution date, including but not limited to the Predevelopment Costs funded by such Member and any other pursuit costs incurred by such Member nor shall either Member have any other liability or obligation to each other of any kind pursuant to this Agreement, excepting any obligations or liabilities that expressly survive the termination of this Agreement as provided in this Section 4.03; provided, however, if the failure to satisfy this condition is specifically due to the actions of a Member in material breach of this Agreement, then the non breaching Member shall have claim against the other Member for any out of pocket costs or expenses incurred by the non-breaching Member as of the dissolution date. In the event of any dissolution of the Company and termination of this Agreement pursuant to this Section 4.03, neither Member shall have the right to use the plans, specifications, reports, test results or other work product prepared in connection with the Project without the consent of the other Member. The provisions of this Section 4.03 shall survive the dissolution of the Company or the termination or expiration of this Agreement.

ARTICLE 5

CAPITAL CONTRIBUTIONS

Section 5.01 Initial Capital Contributions.

(a) During the Predevelopment Period, Boyd and Morgans shall be required to make Capital Contributions, on a Pro Rata basis, from time to time for funding Predevelopment Costs in accordance with the Predevelopment Budget.

(b) On the Contribution Date and provided as of such date (i) the representations and warranties of Boyd herein shall be true and correct in all material respects as if made on the Contribution Date and Boyd is not in breach of any material provision of this Agreement, (ii) the Members have approved the Plans and Specifications, the Development Budget, the Construction Schedule and the Pre-Opening Plan, and (iii) the REA has been executed, delivered and recorded in the local land records, Morgans shall fund to the Company by wire transfer of immediately available funds an amount equal to the excess of (A) the Morgans Capital Commitment over (B) the Predevelopment Costs previously funded by Morgans.

(c) Contemporaneously with Morgans funding the Capital Contribution required of Morgans pursuant to Section 5.01(b) and provided, as of such date, (i) the representations and warranties of Morgans herein shall be true and correct in all material respects as if made on the Contribution Date and Morgans is not in breach of any material provision of this Agreement, (ii) the Members have approved the Plans and Specifications, the Development Budget, the Construction Schedule and the Pre-Opening Plan, and (iii) the REA has been executed, delivered and recorded in the local land records, Boyd shall convey the Land to the Company pursuant to normal and customary deeds and other conveyance instruments consistent with local practices and subject only to the Permitted Encumbrances, and with all improvements thereon having been demolished and removed at Boyd’s cost. Boyd shall be deemed to have made a Capital Contribution to the Company in an amount equal to the fair market value of Land. The Members acknowledge and agree that the fair market value of the Land shall be equal to $15 Million for each acre (or proportionate share thereof for any fractional acre) comprising Land that is conveyed to the Company. For example, and for illustration purposes only, if the Land consists of 6.5 acres then the Capital Contribution of Boyd would equal Ninety Seven Million Five Hundred Thousand Dollars ($97,500,000) and, in such event, the Morgans Capital Commitment would equal Ninety Seven Million Five Hundred Thousand Dollars ($97,500,000). The Company, out of the Capital Contribution funded by Morgans pursuant to Section 5.01(b) and simultaneously with the conveyance of the Land to the Company, shall reimburse Boyd the amount of Predevelopment Costs funded by Boyd through such date.

(d) As of the Contribution Date, the Percentage Interests of the Members shall be as follows:

Name	Percentage Interest
Morgans	50%
Boyd	50%

Section 5.02 Additional Capital Contributions. From and after the Contribution Date, Morgans and Boyd shall be required to make additional Capital Contributions, on a Pro Rata basis, from time to time during the Construction Period for the following purposes: (a) Capital Contributions for Permitted Cost Overruns; and (b) Capital Contributions for Approved Cost Overruns. Subsequent to the Construction Period, Morgans and Boyd shall be required to make Capital Contributions, on a Pro Rata basis, for Necessary Expenditures. All such Capital Contributions shall be made in accordance with the procedures set forth in this Article 5.

Section 5.03 Procedures for Capital Contributions.

Morgans shall issue Capital Calls to the Members in writing (a “Capital Call Notice”) to fund any Capital Contributions required pursuant to Section 5.01(a) or Section 5.02. Each such Capital Call Notice shall set forth the amount of the required Capital Contribution, and shall specify a date (the “Capital Call Due Date”) for contribution of such funds. Morgans shall make Capital Calls for Predevelopment Costs consistent with the Predevelopment Budget. Upon receipt of a Capital Call Notice, each Member shall be required to fund its Pro Rata share of the total funds specified in the Capital Call Notice. The Capital Call Due Date shall be at least (x) two (2) Business Days after receipt of the Capital Call Notice, for Emergency Costs and (y) ten (10) Business Days after receipt of the Capital Call Notice, for all other funds, unless a shorter time is reasonably designated by Morgans. All Capital Contributions shall be made by wire transfer of immediately available funds to an account of the Company specified by Morgans in the Capital Call Notice. If, for any reason, Morgans fails to issue a Capital Call as required in this Section 5.03, then Boyd shall also have the right to issue a Capital Call if Morgans fails to make a Capital Call for such items within ten (10) Business Days after notice from Boyd of such failure.

Section 5.04 Failure to Fund Capital Contributions.

(a) Subject to Section 5.04(d) hereof, if any Member shall fail to timely make a Capital Contribution required pursuant to this Article 5 in the amount specified in the applicable Capital Call Notice (such Member is hereinafter referred to as a “Non-Contributing Member”), Morgans or Boyd shall give notice of such failure to the other Member and the amount of the Capital Contribution not funded by the Non-Contributing Member (such amount is hereinafter referred to as the “Failed Contribution”), and the Member that shall have funded its Capital Contribution may, at its sole election and as the sole and exclusive remedy of the Company and any Member under this Agreement on account of the failure of any Member to make a Capital Contribution (other than as set forth in Section 5.05 hereof), fund, at any time thereafter, all or part of such Failed Contribution (any such funded amount is hereinafter referred to as the “Funded Amount,” and each such funding Member is hereinafter referred to as a “Contributing Member”).

(b) The Funded Amount will be treated as a recourse loan (a “Priority Loan”) by the Contributing Member to the Non-Contributing Member, which Priority Loan shall bear interest at the rate of 15% per annum, compounded monthly, prorated for any partial year. Any such Priority Loan (to the extent of unpaid principal and interest), shall be repaid directly by the Company to the Contributing Member from the share of distributions of Net Operating Cash Flow and Net Capital Proceeds as set forth in Sections 7.01 and 7.02 hereof to which the Non-Contributing Partner would otherwise be entitled.

(c) With respect to any Priority Loan made in connection with a Failed Contribution, in the event that a Contributing Member shall have made a Priority Loan and the Priority Loan (plus all accrued and unpaid interest thereon) shall not have been repaid in full (either by the Non-Contributing Member and/or by the Company out of distributions to which the Non-Contributing Member would otherwise be entitled) within one hundred eighty (180) days after the making of such Priority Loan, such Contributing Member may, by delivering a notice (the “Conversion Notice”) to the Non-Contributing Member at any time after the expiration of such 180-day period, elect to terminate such Priority Loan, convert the Priority Loan to equity and have the Non-Contributing Member’s Percentage Interest reduced as set forth in Section 5.05; provided, however, that the Non-Contributing Member shall have the right during the ten (10) day period following the delivery by the Contributing Member of the Conversion Notice to repay in full the Priority Loan or the unpaid portion thereof (together with all accrued and unpaid interest thereon), and if such repayment shall occur within such ten (10) day period, the Contributing Member shall have no further rights under this Section 5.04(c) with respect to such Priority Loan.

(d) Notwithstanding anything to the contrary contained herein, if either Member shall fail to make any Capital Contribution required of it under Section 5.01 (the “Defaulting Member”), then the other Member, at its sole election, in addition to exercising any of the other remedies set forth in Sections 5.04 and 5.05, may cause the Company to be dissolved in accordance with Article 13 hereof, and in connection therewith the Defaulting Member shall be deemed to have no Percentage Interest, Interest or Capital Account hereunder.

Section 5.05 Dilution. If a Contributing Member elects to terminate a Priority Loan pursuant to Section 5.04(c) hereof and the Non-Contributing Member shall fail to repay in full to the Contributing Member the unpaid portion of the Funded Amount (plus all accrued and unpaid interest on the Priority Loan) within the ten (10) day period referred to in such Section 5.04(c), the Percentage Interest of the Contributing Member shall be increased by an amount equal to the percentage equivalent of a fraction, the numerator of which is equal to 150% of the unpaid portion of the Priority Loan (plus all accrued and unpaid interest thereon) and the denominator of which is equal to the aggregate amount of the Capital Contributions made by all Members through and including the date such Contributing Member contributed the Funded Amount. The Percentage Interest of the Non-Contributing Member shall be reduced by the percentage by which the Contributing Member’s Percentage Interest is increased pursuant to the preceding sentence. Exhibit J attached hereto illustrates the manner in which the Members intend this dilution formula to be calculated.

Section 5.06 Payment of Cost Overruns.

(a) Within fifteen (15) Business Days after receipt of the written notice from Boyd, Morgans shall pay any Development Costs giving rise to a Cost Overrun. Morgans shall not be entitled to any reimbursement or other benefit for funding any Cost Overrun. Any Cost Overrun payment which is required to be made by Morgans under this Section 5.06 shall not constitute a Capital Contribution, a loan to the Company or any other entitlement for any purpose of this Agreement. The obligations of Morgans pursuant to this Section 5.06 shall be guaranteed by the Morgans Parent pursuant to the form of guaranty agreement attached as Exhibit K to be entered into on or before the Contribution Date. If Morgans fails to pay any Development Costs giving rise to a Cost Overrun within fifteen (15) Business Days after receipt of written notice from Boyd of such failure then, in addition to any other remedies at law or equity available to Boyd, Boyd may, in its sole and absolute discretion, elect to fund to the Company all or any portion of the amount of the Cost Overrun that Morgans failed to fund (the “Boyd Cost Overrun Funding”). Upon the occurrence of a Boyd Cost Overrun Funding then (i) the amount of the Boyd Cost Overrun Funding shall be deemed a loan to Morgans (a “Morgans Default Loan”)

bearing interest at fifteen percent (15%) per annum and payable out of Morgans share of any distributions under this Agreement to which it may be entitled and (ii) if the Morgans Default Loan (together with all accrued interest thereon) shall not have been repaid in full (either by Morgans and/or by the Company out of distributions to which Morgans would otherwise be entitled) within thirty (30) days after the making of such Morgans Default Loan, Boyd may, by delivering a notice to Morgans at any time after the expiration of such 30 day period, elect to terminate such Morgans Default Loan in which case the Percentage Interest of Boyd shall increase, and the Percentage Interest of Morgans shall decrease by an amount equal to the product of (A) Morgans’ Percentage Interest and (B) a fraction, the numerator of which is 150 percent of the Boyd Cost Overrun Funding and the denominator of which is the aggregate Capital Contributions funded by Morgans to the Company.

(b) Within fifteen (15) Business Days after receipt of the written notice from Morgans, Boyd and the Boyd Parent, jointly and severally, shall be responsible to pay any Development Costs giving rise to a Echelon Place Cost Overrun. Neither Boyd nor any Affiliate of Boyd shall be entitled to any reimbursement or other benefit for funding any Echelon Place Cost Overrun. Any Echelon Place Cost Overrun payment which is required to be made by Boyd or the Boyd Parent under this Section 5.06 shall not constitute a Capital Contribution, a loan to the Company or any other entitlement for any purpose of this Agreement. If Boyd or the Boyd Parent fails to pay any Development Costs giving rise to an Echelon Place Cost Overrun within fifteen (15) Business Days after receipt of written notice from Morgans of such failure then, in addition to any other remedies at law or equity available to Morgans, Morgans may, in its sole and absolute discretion, elect to fund to the Company all or any portion of the amount of the Cost Overrun that Boyd failed to fund (the “Morgans Cost Overrun Funding”). Upon the occurrence of a Morgans Cost Overrun Funding then (i) the amount of the Morgans Cost Overrun Funding shall be deemed a loan to Boyd (a “Boyd Default Loan”) bearing interest at fifteen percent (15%) per annum and payable out of Boyd’s share of any distributions under this Agreement to which it may be entitled and (ii) if the Boyd Default Loan (together with all accrued interest thereon) shall not have been repaid in full (either by Boyd and/or by the Company out of distributions to which Boyd would otherwise be entitled) within thirty (30) days after the making of such Boyd Default Loan, Morgans may, by delivering a notice to Boyd at any time after the expiration of such 30 day period, elect to terminate such Boyd Default Loan in which case the Percentage Interest of Morgans shall increase, and the Percentage Interest of Boyd shall decrease by an amount equal to the product of (A) Boyd’s Percentage Interest and (B) a fraction, the numerator of which is 150 percent of the Morgans Cost Overrun Funding and the denominator of which is the aggregate Capital Contributions funded by Boyd to the Company.

Section 5.07 Withdrawals of Capital. Except as expressly provided in this Agreement, (i) no Member shall be entitled to withdraw any part of its Capital Account, (ii) no Member shall be entitled to receive any interest on its Capital Account or distributions from the Company, and (iii) no Member shall be entitled to demand or receive any property from the Company other than cash.

Section 5.08 Negative Capital Accounts. In no event shall any Member be obligated to make any Capital Contribution to the Company solely as a result of the existence at any time of a negative Capital Account balance for such Member.

ARTICLE 6

CAPITAL ACCOUNTS AND ALLOCATIONS

Section 6.01 Capital Accounts.

(a) Separate capital accounts (each, a “Capital Account”) shall be maintained for each Member in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Regulations, and this Section 6.01 shall be interpreted and applied in a manner consistent with said Section of the Regulations. The Company may adjust the Capital Accounts of its Members to reflect revaluations of the Company property whenever the adjustment would be permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In the event that the Capital Accounts of the Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code, and (iii) the amount of upward and/or downward adjustments to the book value of the Company property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Section 5.3. In the event that Code Section 704(c) applies to Company property, the Capital Accounts of the Members shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members in liquidation or otherwise. The amounts of all distributions to Members shall be determined pursuant to Article 7.

(b) If all or any portion of an Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred Interest (or portion thereof).

Section 6.02 Allocations of Profits and Losses. All items of Company income, gain, loss and deduction as determined for book purposes shall be allocated among the Members and credited or debited to their respective Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible (i) that such allocations satisfy the economic effect equivalence test of Regulations Section 1.704-1(b)(2)(ii)(i) (as provided hereinafter) and (ii) that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Members in accordance with the Members’ interests in the Company, which, unless otherwise required by Code Section 704(b) and the Regulations promulgated thereunder, shall be in proportion to their Percentage Interests. To the extent possible, items that can have economic effect shall be allocated in such a manner that the balance of each Member’s Capital Account at the end of any taxable year (increased by the sum of (a) such Member’s “share of partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(g)(1) and (b) such Member’s share of “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(5)) would be positive to the extent of the amount of cash that such Member would receive (or would be negative to the extent of the amount of cash that such Member would be required to contribute to the Company) if the Company sold all of its property for an amount of cash equal to the book value (as determined pursuant to Regulations Section 1.704-1(b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the Company remaining after payment of all liabilities (other than nonrecourse liabilities) of the Company were distributed in liquidation immediately following the end of such taxable year in accordance with Section 7.02.

ARTICLE 7

DISTRIBUTIONS

Section 7.01 Net Operating Cash Flow. At such times as are set forth in the Annual Plan or at such other times as are reasonably determined by the Members, the Company shall make a distribution of Net Operating Cash Flow of the Company to Morgans and Boyd, Pro Rata.

Section 7.02 Net Capital Proceeds. Except as otherwise expressly provided in Section 13.03(d), all Net Capital Proceeds shall be distributed by the Company, as soon as reasonably practicable following the closing of the event giving rise to the Net Capital Proceeds to Morgans and Boyd, Pro Rata.

Section 7.03 Amounts Withheld. The Tax Matters Member is authorized to withhold from distributions to the Members and to pay over to any federal, state, local or foreign government any amounts which it reasonably determines may be required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any allocation or distribution to any Member shall be treated as amounts distributed to such Member pursuant to this Article for all purposes under this Agreement.

Section 7.04 Assignment of Distributions. In the event that a Priority Loan has not been fully satisfied and discharged then, in any such event, a Contributing Member shall receive directly any distributions under this Article 7 to which the Non-Contributing Member would otherwise be entitled up to the amount of the outstanding balance of any such Priority Loan plus accrued and unpaid interest thereon. Any distributions made pursuant to this Section 7.04 shall be applied first to interest and then to principal and shall be deemed to have been made directly to the Non-Contributing Member and then deemed paid by the Non-Contributing Member to the Contributing Member in repayment of the Priority Loan. In the event that a Morgans Default Loan has not been fully satisfied and discharged then, in any such event, Boyd shall receive directly any distributions under this Article 7 to which Morgans would otherwise be entitled up to the amount of the outstanding balance of any such Morgans Default Loan plus accrued and unpaid interest thereon. Any distributions made pursuant to the preceding sentence shall be applied first to interest and then to principal and shall be deemed to have been made directly to Morgans and then deemed paid by Morgans to Boyd in repayment of the Morgans Default Loan. In the event that a Boyd Default Loan has not been fully satisfied and discharged then, in any such event, Morgans shall receive directly any distributions under this Article 7 to which Boyd would otherwise be entitled up to the amount of the outstanding balance of any such Boyd Default Loan plus accrued and unpaid interest thereon. Any distributions made pursuant to the preceding sentence shall be applied first to interest and then to principal and shall be deemed to have been made directly to Boyd and then deemed paid by Boyd to Morgans in repayment of the Boyd Default Loan.

Section 7.05 Dissolution. Upon dissolution and winding up of the Company, the Company shall make distributions in accordance with Section 13.03(d).

ARTICLE 8

MANAGEMENT

Section 8.01 Morgans Duties.

(a) Except as otherwise provided herein, and subject only to the approval by of Joint Decisions by both Members, (i) Morgans shall have the responsibility for the control of the Company’s business and affairs and (ii) Morgans shall have the power and authority to take such action for and on behalf of the Company as Morgans shall from time to time deem necessary or appropriate to carry on the Company business and to carry out the purposes for which the Company was organized.

(b) Notwithstanding the foregoing provisions of this Section 8.01 or any other provision of this Agreement to the contrary, Morgans shall not be empowered to, and shall not (i) undertake any act in violation of this Agreement or the Construction Loan Documents or any other Loan Documents, (ii) possess or take title to any assets of the Company; (iii) take any action that makes it illegal or impossible for the Company to carry on its business; or (iv) take any action with respect to a Joint Decision without the approval of Boyd.

Section 8.02 Affiliate Agreement Control. Notwithstanding anything to the contrary contained herein, with respect to any separate agreement between the Company and any Member and/or Affiliate of such Member (an “Affiliate Agreement”) including, without limitation, the Morgans Hotel Management Agreement and the REA, any and all decisions, actions, and/or enforcement rights, to be made or taken by the Company with respect to, or arising under, any Affiliate Agreement (in accordance with the terms of such agreement) including, without limitation amending, modifying, supplementing, renewing or terminating, enforcing, exercising any right or remedy, granting any waiver, release, consent or approval, giving of any notice or the taking of any other action required or permitted to be taken under the Affiliate Agreement, shall be vested solely and exclusively with the unaffiliated Member and no prior approval of the affiliated Member will be necessary prior to making such decisions and/or taking any such actions. Notwithstanding the foregoing, approval of both Members shall be required for any Joint Decisions, other than the Joint Decision described in subparagraph (n) of Exhibit E regarding claims, suits and actions, decisions with respect to which shall be made by the unaffiliated Member on behalf of the Company if such claim, suit or action is against the affiliated Member or its Affiliate pursuant to the Affiliate Agreement.

Section 8.03 Morgans’ Additional Duties. Morgans shall use all reasonable commercial efforts to perform, or cause to be performed, the following functions in a manner consistent with the interests of the Company, and with customs and practices for first-class resort hotels in the Las Vegas, Nevada area subject to the Pre-Opening Plan, any applicable Annual Plan and the other provisions of this Agreement:

(a) protect and preserve the titles and interests of the Company with respect to the Project and other assets now or hereafter owned by the Company;

(b) monitor, in accordance with Article 9 hereof, the design and construction of the Project, including the performance of the Architects and any Project Consultants;

(c) when permitted or required by this Agreement or otherwise approved by the Members, make distributions periodically to the Members in accordance with the provisions of this Agreement;

(d) represent, and exercise any right or approval or disapproval on behalf of the Company in connection with the REA or any modifications to the REA and promptly notify Boyd with respect to any increases in Development Costs that would occur as a result of any modifications to the REA;

(e) obtain clearance from Boyd’s governmental compliance committee for any Person that may be a Material Vendor before engaging such Person; and

(f) perform any other duties provided elsewhere in this Agreement to be performed by Morgans.

Section 8.04 Bank Accounts. Morgans shall open and thereafter maintain, for the Company, a commercial checking account and such other accounts at one or more banks or trust companies organized and existing under the laws of the United States or any state thereof, each having combined capital and surplus aggregating at least $500,000,000 and none of which is an Affiliate of any Member, which accounts shall be interest-bearing to the extent practicable. All funds of the Company shall be promptly deposited in such accounts and no funds other than funds of the Company shall be deposited therein. All withdrawals from any such bank account or investment account established by Morgans hereunder shall be made on such signature or signatures as may from time to time be designated by Morgans.

Section 8.05 Duties and Conflicts.

(a) Subject to the provisions of Section 3.5 of the Morgans Hotel Management Agreement and Sections 8.05(b) and 8.05(c), (i) each Member recognizes that the other Members and their Affiliates have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and that such Persons are entitled to carry on such other business interests, activities and investments; (ii) the Members and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such Persons may engage in any activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to any Member; and (iii) neither the Company nor any Member shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

(b) Notwithstanding anything to the contrary contained herein and as a material inducement to Boyd entering in this Agreement, Morgans covenants and agrees that, until the fifth anniversary of the Opening Date (for the Hotel for which the Opening Date occurs the latest), Morgans or an Affiliate of Morgans shall not, directly or indirectly, within the greater Las Vegas metropolitan area, including, but not limited to, the City of Las Vegas and Clark County, Nevada, acquire, manage, license develop, own, lease or operate any hospitality properties competitive to either of the Hotels, either for its own account, as a partner, joint venturer, consultant, employee, manager, agent or independent contractor of any Person, through any Affiliate, as an officer, director or shareholder of any corporation or otherwise.

(c) Notwithstanding anything to the contrary contained herein and as a material inducement to Morgans entering in this Agreement, Boyd covenants and agrees that, until the fifth anniversary of the Opening Date (for the Hotel for which the Opening Date occurs the latest), Boyd or an Affiliate of Boyd shall not, directly or indirectly, within the Reserve Parcel, develop, own, lease or operate, or permit the development or operation by a third party of, any Morgans Competitive Hotel, either for its own account, as a partner, joint venturer, consultant, employee, manager, agent or independent contractor of any Person, through any Affiliate, as an officer, director or shareholder of any corporation or otherwise.

(d) Morgans and Boyd each agrees, for itself and its Affiliates, to (i) act in good faith, (ii) perform its duties hereunder diligently and without regard to competing or conflicting projects not owned by the Company, and (iii) spend such time and effort performing its duties as hereunder as may be required in order to appropriately and effectively carry out the obligations of such party as described in this Agreement.

(e) Boyd shall use commercially reasonable efforts to promptly review for compliance purposes any Material Vendor submitted to Boyd by Morgans and to promptly advise Morgans of the results of such compliance review. Morgans shall not engage any Material Vendor unless such Material Vendor has been cleared by Boyd’s compliance committee.

Section 8.06 Financing. The Members shall jointly, on behalf of the Company, arrange, negotiate and enter into, on commercially reasonable terms, any borrowing or financing (including any refinancing) transactions for the Company, including (a) the Construction Loan, (b) any refinancing of the Construction Loan or other “take out” financing relating to the Construction Loan, (c) any permanent financing, (d) any other instruments or obligations required by a lender in connection with any such financing, and (e) any Mortgage, security agreement or other document or instrument pursuant to which the Company shall pledge any of its assets (including the Property) to secure any borrowing or financing.

Section 8.07 Expenses of Members. The Company shall periodically reimburse each Member for such Member’s reasonable, actual out-of-pocket costs and expenses such as travel, incurred by the Member in the performance of its duties and obligations hereunder, upon notice from the one Member to the other Member accompanied by reasonably detailed substantiation of such costs and expenses. Morgans shall be reimbursed by the Company, in accordance with the Development Budget, for its costs and expenses incurred in the design, development and pre-opening of the Hotels.

Section 8.08 Removal of Morgans as a Managing Member. In the event that Morgans, or any Affiliate of Morgans, takes any action which constitutes fraud, willful misconduct, malfeasance, breach of fiduciary duty or breach of a material provision of this Agreement (after written notice and an opportunity to cure; provided, however, (i) the cost of such cure shall be at Morgans’ expense and (ii) the period to cure shall not exceed 60 days unless the matter in question requires a period in excess of 60 days to cure, in which case Morgans shall have such longer period, but not in excess of 120 days, as long as Morgans commences such cure within the 60 day period and continues to diligently pursue such cure in good faith) then, in such event and notwithstanding anything to the contrary contained herein, Boyd, may, in its sole discretion and without the approval or consent of Morgans, (i) become the Managing Member and perform any duties otherwise designated under this Agreement to be performed by Morgans and/or (ii) take any and all actions on behalf of the Company that would otherwise be Joint Decisions other than those Joint Decisions set forth in the following paragraphs of Exhibit E which Morgans retains the right to approve (as modified below):

(1) paragraphs (a), (b), (c) and (d);

(2) paragraphs (g) or (h) but only to the extent such action materially increases Morgan’s liability under any completion guaranty or other guaranty executed by Morgans Parent or any Morgans Affiliate in connection with the Construction Loan;

(3) paragraph (k) but only to the extent that the admission does not dilute each of the Members proportionally; and

(4) paragraph (p) but only to the extent the terms of such agreements or contracts are not arms-length and consistent with third party market terms and conditions.

ARTICLE 9

DEVELOPMENT DURING CONSTRUCTION PERIOD

Section 9.01 General. Subject in all respects to the rights of Boyd set forth in this Article 9, Morgans shall have the primary responsibility, power and authority, on behalf of the Company, to monitor the design, development, construction, furnishing and equipping of the Project, and to monitor the compliance of the Project with all Legal Requirements, the Development Budget, the Construction Schedule, the Plans and Specifications, and the requirements of the Construction Loan Documents.

Section 9.02 Budget, Schedule and Plans. During the Predevelopment Period, the Members shall have approved the Development Budget, the Construction Schedule and the Plans and Specifications.

Section 9.03 Monitoring of Development. Morgans shall monitor the development and construction of the Project, and shall use commercially reasonable efforts to cause construction to be accomplished in accordance in all material respects with this Agreement, the Construction

Loan Documents, the Development Budget, the Construction Schedule, any Legal Requirements, and the Plans and Specifications. In connection with the foregoing, Morgans shall use commercially reasonable efforts to perform all duties customarily performed by a developer of projects of like size and scope, including, without limitation, the following:

(a) assemble and track invoices and direct the payment or rejection thereof;

(b) arrange for the timely issuance of all necessary governmental permits, licenses, certificates and approvals and the compliance with all Legal Requirements (including without limitation, zoning, land use, water, sewer, environmental and other requirements) relating to the development, construction and occupancy of the Project;

(c) coordinate, review, administer and manage the work and activities of the Architect, Project Consultants, any contractors, subcontractors, vendors, and all other Persons employed in the design, development and construction of the Project;

(d) maintain books of account and records (financial and otherwise) with respect to the design, development and construction of the Project;

(e) manage and approve disbursement of funds of the Company (including draw requests under the Construction Loan) to pay for the design, development, construction, furnishing and equipping of the Project in accordance in all material respects with the Development Budget and this Agreement (it being understood that the Company funds shall be disbursed subject to and in accordance with protections and conditions that are substantially similar to those applicable to the disbursement of loan proceeds under the Construction Loan);

(f) make requisitions to the Construction Lender for the disbursement of Construction Loan proceeds, and otherwise take necessary and appropriate actions on behalf of the Company to cause the Company to comply in all material respects with the terms and requirements of the Construction Loan Documents;

(g) arrange for and monitor the bidding, purchase and installation of all furniture, fixtures, equipment and supplies in accordance with this Agreement and the Plans and Specifications;

(h) inspect each portion of the Project as the same is substantially completed and create or cause to be created a punchlist of items requiring additional or corrective work and exercise the Company’s rights and authority to seek compliance by the contractors and by other parties rendering services or furnishing materials in connection with the construction and fit-out of the Improvements, consistent with such party’s obligations to perform all work necessary to cure all defects or deficiencies;

(i) obtain in the name and for the account of the Company all such insurance as the Members may determine shall be necessary or appropriate, and all insurance required to be obtained pursuant to the Construction Loan Documents;

(j) coordinate the preparation of all applications for, otherwise arrange for, and pay all charges imposed necessary to obtain commitments for water, sewer, electric, gas, telephone, and other utility services necessary for the construction and operation of the Project;

(k) file all real and personal property tax returns with respect to the Property and the Project and pay all ad valorem taxes on and assessments against the Property and the Project;

(l) reasonably promptly following the completion of the development and construction of the Project, (i) arrange for the preparation of as-built plans for the Project, and (ii) provide the Company with audited financial statements with respect to such development and construction;

(m) obtain clearance from Boyd’s governmental compliance committee for any Person that may be a Material Vendor before engaging such Person; and

(n) cause all warranty work and correction work to be undertaken in accordance with any contract or agreement pertaining to the construction and installation of the Improvements, whether prior to or subsequent to the Completion Date.

Section 9.04 Changes. During the Construction Period, Morgans may propose, implement and/or adopt (i) any change, amendment, modification, supplement, addition, alteration or deletion to the Development Budget, the Construction Schedule or the Plans and Specifications (including any revised or more detailed version of any of the foregoing), or (ii) any modification to the scope of work to be performed by the Developer, the Architect or any contractor, subcontractor, vendor, material supplier or Project Consultant in connection with the Project (each, a “Change”); provided, however, that any Change that is inconsistent in any material respect with the Plans and Specifications or Construction Schedule then in effect in accordance with this Agreement shall be subject to the prior written approval of Boyd.

Section 9.05 Participation of Boyd. Boyd shall have reasonable access to the design, development and construction process of the Project in order for Boyd to exercise its rights under this Agreement. In furtherance of the foregoing, Boyd shall have reasonable rights of inspection, notice, access and review with respect to the Project (and the documents relating thereto) in order to allow Boyd to exercise its rights under this Agreement, including, without limitation, the right to attend any significant meetings of the project team and any significant meetings with architects, engineers and other consultants. Morgans agrees to meet and otherwise consult with Boyd, at reasonable intervals and at reasonable times following a request by Boyd, with respect to the status of the construction work. In furtherance of the foregoing, Morgans shall make available to Boyd, at the Property or at Morgans’ offices, the following:

(a) all agreements with contractors, subcontractors, consultants, suppliers and vendors and other Persons supplying labor, materials and services in connection with the Project;

(b) copies of all Plans and Specifications and modifications and proposed modifications thereto;

(c) all working drawings;

(d) all insurance certificates and insurance contracts required or obtained in connection with the Project;

(e) all requisitions for payments received during the applicable period from any of the Company’s contractors, together with all supporting documentation provided by such contractors (including, without limitation, partial lien waivers from all construction contractors and, to the extent obtainable, from all major construction subcontractors), and an update of the schedule of values for the Project;

(f) prior to submission thereof to the Construction Lender, all requisitions for the disbursement of Construction Loan proceeds;

(g) all other material documentation with respect to payments made by the Company for design and construction costs for the Project, whether such payments were made from drawdowns of equity or from loan proceeds;

(h) monthly construction cost-to-date reports;

(i) periodic (but not less than monthly) updates to the Development Budget and Construction Schedule showing all variances;

(j) all interior design control books;

(k) all certificates, authorizations, permits and licenses which are required to permit the construction and completion of the Project, as issued by the appropriate Governmental Authorities; and

(l) any other documents and information relating to the design and construction of the Project as may be reasonably requested by Boyd, provided, however, the same are in Morgans’ possession or can be obtained without undue effort or expense.

Boyd shall provide Morgans with reasonable access to material documents and information regarding the status of the Echelon Place development project to the extent reasonably necessary for Morgans to carry out its duties hereunder.

Section 9.06 Loan Guaranties. To the extent required by the Construction Loan Documents, Morgans and its creditworthy Affiliates shall provide the Construction Loan Guaranty with no liability or obligation on the part of Boyd to provide such guaranty.

Section 9.07 Activities Following Disputes. If the Members cannot agree upon any Change which pursuant to this Article 9 requires agreement between the Members, Morgans will have the right to continue the activities of the Company related to construction of the Project, but only in accordance with the Plans and Specifications, Construction Schedule and Development Budget then in effect in accordance with this Article 9, and, without derogating from the generality of the foregoing, Morgans may, under such circumstances, cause the Company to continue the development of the Project in accordance with such Plans and Specifications, Development Budget and Construction Schedule.

ARTICLE 10

ACCOUNTING, BOOKS AND RECORDS AND TAX MATTERS

Section 10.01 Books and Records. Morgans shall maintain or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately all financial transactions with respect to the operations of the Company and the ownership and operation of the Project. Bills, receipts and vouchers shall be maintained on file by the Company. Morgans shall maintain or caused to be maintained such books and accounts in a safe manner and separate from any records not having to do directly with the Company or the Project. Morgans shall cause audits to be performed and audited financial statements and income tax returns to be prepared as required by Section 10.02. Such books and records of account shall be prepared and maintained by Morgans at a location or locations designated by Morgans. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during normal business hours.

Section 10.02 Reports.

(a) Morgans shall prepare or cause to be prepared, at the Company’s expense, the financial reports and other information, including audited financial statements, that the Members may determine are appropriate. All financial reports shall include (as applicable) information with respect to the Company as a whole and with respect to the Project. Unless otherwise determined by the Members, Morgans shall prepare or cause to be prepared at the expense of the Company and furnish to each of the Members the following:

(i) Within forty five (45) following the close of each Fiscal Year, audited financial statements, including related notes to financial statements, a balance sheet of the Company dated as of the end of such Fiscal Year, a related statement of income and expense, a statement of cash flow and a statement of changes in Members’ capital for the Company for such Fiscal Year and information for such Fiscal Year as to the balance in each Member’s Capital Account, and all other information reasonably required by each Member (provided such “other information” shall be delivered as soon as reasonably practicable after the close of each Fiscal Year), all of which shall be certified by the Company Accountant as being, to the best of its knowledge, true and correct and prepared in accordance with generally accepted accounting principles applied on a consistent basis (and which firm shall provide such balance sheet, statement of income and expense, statement of cash flow, statement of changes in Members’ capital and other information in draft form to the Members for review prior to finalization and certification thereof);

(ii) Within fifteen (15) days after the close of each fiscal quarter (other than the last fiscal quarter in any Fiscal Year), a balance sheet of the Company dated as of the end of such fiscal quarter, a related statement of income and expense, a statement of cash flow and a statement of changes in Members’ capital for such fiscal quarter and information for such fiscal quarter as to the balance in each Member’s Capital Account, and all other information, including a market update, reasonably required by each Member, all of which shall be certified by Morgans as being, to its actual knowledge, true and correct in all material respects; and

(iii) As soon as practicable after the end of each month but in all events within seven (7) days after the end of each month, a monthly profit and loss statement for the Company for the immediately preceding month (which statements shall not be subject to the requirements of Section 1.03 hereof).

(b) All decisions as to accounting principles shall be made by jointly by the Members, subject to the provisions of this Agreement. All financial information provided hereunder shall be in the formats mutually agreed to by the Members.

Section 10.03 Company Accountant. The Company shall retain the Company Accountant as the regular accountant and auditor for the Company. The fees and expenses of the Company Accountant shall be a Company expense.

Section 10.04 Reserves. The Company shall not maintain any cash reserves unless otherwise approved by both Members.

Section 10.05 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall begin on January 1 and end on December 31 of each year.

Section 10.06 Partnership for Tax Purpose. The Members hereby agree that the Company shall be treated as a partnership for tax purposes under United States federal, state and local income tax laws or other laws, and further agree not to take any position or to make any election, in a tax return or otherwise, inconsistent herewith.

Section 10.07 Tax Matters.

(a) Boyd is hereby designated as the “Tax Matters Member” for the Company (and in such capacity shall act as the “tax matters partner” as such term is defined in Section 6231(a)(7) of the Code), and all federal, state and local tax audits and litigation shall be conducted under the joint direction of Boyd and Morgans in their sole but reasonable discretion. Boyd shall keep Morgans informed of its activities as Tax Matters Member, including by promptly providing to Morgans copies of any correspondence from any taxing authority and permitting Morgans to participate in conferences or meetings with any taxing authority and in any tax proceedings. In addition, Boyd shall obtain Morgans approval with respect to any action taken as Tax Matters Member.

(b) All elections required or permitted to be made by the Code or other applicable tax laws shall be made with the approval of both Members. All decisions with respect to taxable income or tax loss under the Code or any other applicable tax laws shall be approved by both Members.

(c) Boyd will cause the Company Accountant to prepare and deliver to each Member, as soon as practicable after the end of the Company’s Fiscal Year, a report setting forth in sufficient detail all such information and data as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing.

Section 10.08 Audit Rights. Boyd shall be entitled, at its own expense, to conduct or cause to be conducted an audit of the books and records of the Company for the purpose of verifying the correctness of the information contained in the reports and financial statements described in Section 10.02 hereof. Any such audit shall be conducted (a) following reasonable prior notice to Morgans, and (b) during normal business hours in a manner that does not unduly disrupt the business or operations of the Company.

ARTICLE 11

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 11.01 Limitation of Liability. Notwithstanding anything in this Article 11 or elsewhere in this Agreement to the contrary (but subject to Section 11.02(b)), no Member shall, in the performance of its obligations under this Agreement, including its obligations with respect to the development of the Project pursuant to Article 9 hereof, be liable to any other Member or any other Person for any act or omission, negligent, tortious, or otherwise, (a) of any agent or employee of the Company, or (b) of the Member or any of its Affiliates, unless such act or omission on the part of the Member or its Affiliates constitutes gross negligence, a material breach of this Agreement, breach of fiduciary duty or willful misconduct, and then only to the extent that the damages resulting therefrom are not covered by the insurance carried by the Company.

Section 11.02 Indemnification.

(a) The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, and each general or limited partner of any Member, shareholder, member or other holder of any equity interest in such Member or any officer or director of any of the foregoing (collectively, the “Indemnified Party”), against any losses, claims, damages or liabilities to which such Indemnified Party may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnified Party in connection with this Agreement or the Company’s business or affairs (including any claims relating to the design and development of the Project as described in Article 9 hereof); provided; however, that such act or omission was taken in good faith, was reasonably believed by the applicable Indemnified Party to be in the best interest of the Company and was within the scope of authority granted to such Member or applicable Indemnified Party, and was not attributable in whole or in part to such Indemnified Party’s fraud, bad faith, willful misconduct, gross negligence, material breach of this Agreement or breach of fiduciary duty. If an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Indemnified Party for its reasonable attorneys’ fees and expenses and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith, provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company pursuant to this

Section 11.02 in connection with such action, proceeding or investigation. If for any reason (other than the gross negligence, material breach of this Agreement or breach of fiduciary duty, fraud, bad faith or willful misconduct of such Indemnified Party) the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnified Party on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(b) Boyd and Boyd Parent, jointly and severally, shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless Morgans, Morgans Parent, each general or limited partner of Morgans, any shareholder, member or other holder of any equity interest in Morgans or any officer or director of any of the foregoing (collectively, the “Morgans Indemnified Party”), against any losses, claims, damages or liabilities to which such Morgan Indemnified Party may become subject in connection with any matter arising out of (i) any Hazardous Materials on, in or under the Land or the Echelon Place Parcel the presence of which (x) arose during the period commencing on the date Boyd’s Affiliate first acquired ownership (or, if earlier, first obtained management or occupancy) of the applicable portion of the Land and/or the Echelon Place Parcel and ending on the Contribution Date, or (y) constitutes a breach or inaccuracy of Boyd’s representation set forth in Section 3.02(k), or (ii) the ownership, use, occupancy, operation, management, maintenance, construction, renovation, repair, closure, and demolition of the Stardust Hotel or any other improvements or facilities on the Land or the Echelon Place Parcel prior to the Contribution Date, including any claims of employees of the Stardust Hotel.

(c) The provisions of this Section 11.02 shall survive the dissolution of the Company or the termination or expiration of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 11.02 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of the other Member, its Affiliates and their respective members, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

(e) In no event shall any general or limited partner of any member, shareholder, member or other holder of an equity interest in such Member or officer or director of any of the foregoing be liable for any obligation of any Member under this Agreement.

Section 11.03 Certain Waivers. To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Member, a Member acting under this Agreement shall not be liable to the Company or to any other Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or reduce the duties and liabilities of a Member otherwise existing at law or in equity, shall replace the other duties and liabilities of such Member.

ARTICLE 12

TRANSFERS

Section 12.01 General.

(a) Except for Transfers made or effected pursuant to Sections 12.02, 12.05 or any other express provision of this Agreement: (i) no Member may Transfer all or any portion of its Interest, whether directly or indirectly, or (ii) permit any direct or indirect ownership interest in the Member to be Transferred, in either case, without the written consent of the other Member (which may be withheld or granted in the sole discretion of the other Member).

(b) Any Transfer by a Member of its Interest in contravention of this Article 12 shall be null and void. No Member shall withdraw from the Company except in connection with a Permitted Transfer.

(c) The Members acknowledge and agree that they are relying on the experience, reputation and financial condition of each other in entering into this Agreement, that the nature of the relationship between the Members is personal and that the amount of damages that would be sustained by the Members in the event of a breach of the restrictions on Transfers imposed by this Agreement would not be readily ascertainable. Accordingly, upon any breach of this Article 12 by any Member, the other Member (in addition to all rights and remedies it may have under this Agreement, at law or in equity) shall be entitled to a decree or order from a court of competent jurisdiction specifically enforcing the restrictions on Transfers contained herein. Each Member further agrees to hold the Company and the other Member (including their respective directors, officers, employees, Affiliates, successors and assigns) harmless for, from and against any and all claims, losses, damages, liabilities and costs, including without limitation, reasonable attorneys’ fees (which shall be reimbursed as incurred), and liabilities for income taxes and costs of enforcing this indemnity, incurred by any of such indemnified parties as a result of a Transfer or purported Transfer in violation of this Agreement.

Section 12.02 Permitted Transfers of Interests. Certain Transfers shall be permitted as follows (each, a “Permitted Transfer”):

(a) Morgans, from time to time and in its sole discretion, without the consent of Boyd, may Transfer its Interest in whole or in part, (i) to any Morgans Controlled Affiliate, (ii) to any Person as part of, or in connection with, a direct or indirect transfer of ownership or control of Morgans Parent, or (iii) in connection with the pending initial public offering of all or substantially all of the assets owned or controlled by the Morgans Parent, provided, however, such transferee agrees to be bound by all the terms, conditions and provisions of this Agreement (including the provisions of this Article 12).

(b) Boyd, from time to time and in its sole discretion, without the consent of Morgans, may Transfer its Interest in whole, but not in part, to (i) any Boyd Controlled Affiliate, or (ii) any Person as part of, or in connection with, a direct or indirect transfer of ownership or control of Boyd Parent or a sale of all or substantially all of the assets owned or controlled by Boyd Parent, provided, however, such transferee agrees to be bound by all the terms, conditions and provisions of this Agreement (including the provisions of this Article 12).

(c) Transfers of ownership interests in Boyd Parent or Morgans Parent are permitted.

(d) Any Permitted Transfer shall not relieve the transferor of any of its obligations prior to such Transfer. Subject to Section 12.03, any transferee of a direct Interest pursuant to this Section 12.02 shall become a substitute Member of the Company. Each Member and its permitted transferees shall be treated as one Member for all purposes of this Agreement.

(e) In the event of a Permitted Transfer, the Member making the Transfer shall notify the other Member of the Transfer and shall furnish the Company with the transferee’s taxpayer identification number and sufficient information to determine the transferee’s Interest and tax basis in the Company and any other information reasonably necessary to permit the Company to file all required tax returns.

Section 12.03 Transferees. Notwithstanding anything to the contrary contained in this Agreement, no Transfer of all or any part of any Interest shall be made if, as a result thereof, any income of the Company will be subject to corporate federal income tax or would violate any Loan Documents or any other loan commitment or Mortgage. If any loan commitment or Mortgage precludes, restricts or otherwise requires a consent for a Transfer of an Interest, the Members agree, upon written request by the Member desiring such Transfer, to submit a request for such consent from the applicable lender or other holder of a security interest provided the desired Transfer of such Interest is expressly permitted under the terms of this Agreement or is otherwise approved by the other Member. No transferee of all or any portion of any Interest shall be admitted as a Member unless such Interest is Transferred in compliance with the applicable provisions of this Agreement and any applicable Loan Documents, such transferee shall have furnished evidence of satisfaction of the requirements of Section 12.02 reasonably satisfactory to the other Member, and such transferee shall have executed and delivered to the Company such instruments necessary to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest. At the request of the other Member prior to such Transfer, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that such transferee has the legal right, power and capacity to own the Interest proposed to be Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. Upon satisfaction of the requirements of this Section 12.03, such transferee shall be a substitute member (a “Substitute Member”) of the Company. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

Section 12.04 Admission of Additional Members.

(a) No Person may be admitted as an additional Member (an “Additional Member”) of the Company (in contrast with admission as a Substitute Member in connection with a Permitted Transfer) without the prior written consent of each of the Members, which consent may be given or withheld in the sole discretion of such Member.

(b) Any Additional Member admitted to the Company shall execute and deliver documentation in form satisfactory to Morgans accepting and agreeing to be bound by this Agreement, and such other documentation as Morgans shall require in order to effect such Person’s admission as an Additional Member. The admission of any person as an Additional Member shall become effective as of the date upon which the name of such person is recorded on the books and records of the company following the consent of Morgans to such admission.

Section 12.05 Boyd Right to Purchase.

(a) If Morgans is determined by any gaming authority, any authority regulating alcoholic beverages or in Boyd’s reasonable discretion, to be an unsuitable Member of the Company as a consequence of any criminal or quasi-criminal act committed by Morgans, any Affiliate of Morgans, or any employee of Morgans or its Affiliate, or as a consequence of the association by Morgans, any Affiliate of Morgans, or any employee of Morgans or its Affiliate with a Person deemed in Boyd’s reasonable discretion to be disreputable occurring (i) after the date of this Agreement or (ii) prior to the date of this Agreement to the extent (A) Boyd had no knowledge of such act and could not have obtained such knowledge through the exercise of reasonable due diligence or (B) attributable to a Person for which Boyd did not receive a completed compliance questionnaire on or prior to December 20, 2005, then Boyd shall provide Morgans with reasonably prompt written notice of such determination that Morgans is an unsuitable Member (together with a reasonable explanation or substantiation therefor), and Morgans will have the right, within a timeline established by any such authority or, if applicable within a reasonable timeline established by Boyd, to remedy or cure the offense or unsuitable conduct to the satisfaction of such authority and Boyd. If such offense is not remedied or cured within the established timelines, then Boyd, in its sole discretion, may by written notice to Morgans (the “Morgans Purchase Notice”), remove Morgans as Member and purchase Morgans Interest for an amount equal to its Fair Market Value and otherwise in the manner provided in this Section 12.05. Each of Boyd and Morgans shall be solely responsible for any fines or fees assessed against the Company but due to the conduct or dealings of the responsible parties or their personnel.

(b) Payment for the Morgans Interest purchased by Boyd to this Section 12.05 hereof shall be made in lawful money of the United States by bank cashier’s or certified check or wire transfer delivered at the time of the closing to be held at 10:00 o’clock a.m. (local time) at the principal office of Boyd on such date, within one hundred and twenty (120) days after Boyd shall have delivered the Morgans Purchase Notice. At the closing of such sale, Morgans shall deliver documents conveying the Morgans Interest free and clear of any liens or encumbrances. Any closing with respect to a purchase of the Morgans Interest under this Section 12.05 shall be subject to receipt of all consents, orders, approvals and authorizations of any Governmental Authorities applicable to such purchase, which conditions may not be waived without the consent of all parties to such transactions and which consents, orders, approvals and authorizations each Member will use commercially reasonable efforts to obtain.

(c) Morgans shall pay to the Company, on the date it consummates a sale pursuant to this Section 12.05 (the “Morgans Transfer Closing Date”), any amounts owed, whether or not currently due and payable, by Morgans to the Company (including accounts payable arising out of transactions between Morgans or its Affiliates and the Company);

provided, however, that Boyd may (upon prior notice to and approval by Morgans) elect to deduct such amounts from any payment due to Morgans on such date from the Company or Boyd in which case such amounts owed by Morgans shall be deemed paid to the extent of such deductions. If any such amounts owed to the Company have not yet been established, Boyd shall be entitled to create reasonable reserves therefor subject to the consent of Morgans which shall not be unreasonably withheld, conditioned or delayed and such payments to Morgans shall be net of such reserves until such amount has been established. To the extent that the actual amount of such obligations owed by Morgans to the Company is greater than or less than the amount of such reserves, then Morgans or the Company, as the case may be, shall promptly pay to the other the amount of such difference. Any amounts owed, and not currently due and payable, by the Company to Morgans (other than loans from Morgans and its Affiliates to the Company which have otherwise been taken into account in determining the purchase price of Morgans’ Interest and are to be transferred or extinguished in connection therewith) shall, to the extent known, be accelerated and paid at the time of the closing contemplated by this Section 12.05.

(d) The fair market value of the Morgans Interest (the “Fair Market Value”) shall mean the Net Disposition Proceeds that would be distributed to Morgans pursuant to this Agreement following a sale by the Company of the Hotels, the Property and the other assets of the Company, on the date of the giving of the Morgans Purchase Price Notice, for a cash price which a Sophisticated Purchaser (as defined below) would pay for the Hotels, the Property and such other assets. The determination of such value shall be (i) based on the assumptions that the assets of the Company are subject to any agreements (other than this Agreement) then in effect, but recognizing that the transaction is not deemed to be on a forced liquidation basis, and (ii) without regard to the identity of the Sophisticated Purchaser or any value that could be attributable to a specific purchaser or its related interests. A “Sophisticated Purchaser” shall mean a Person who would, in considering such a purchase, take into account the entire nature, scope and value of Hotels, the Property and any other assets and businesses of the Company, and the nature, extent, maturity date, and other terms of the liabilities of the Company whether fixed or contingent, including the favorable or unfavorable nature of any financing to which the Company or its assets are subject, and the prospect that the income from the Company assets would be sufficient to satisfy such liabilities when due.

(e) Boyd and Morgans shall determine Fair Market Value as follows: each of Boyd and Morgans shall have the opportunity to appoint, at their own cost, a Qualified Appraiser (as hereinafter defined) within ten (10) Business Days following the delivery of the Morgans Purchase Notice by written notice to the other party (the “Appointment Notice”). If either party shall fail to appoint a Qualified Appraiser within the later of such ten (10) Business Day period or five (5) Business Days from receipt of the Appointment Notice, the other Qualified Appraiser shall unilaterally establish the Fair Market Value for the Morgans Interest in a written opinion. If both shall appoint a Qualified Appraiser within such applicable period, such Qualified Appraisers shall forthwith establish the Fair Market Value in a single written opinion agreed to by both of them. If the two (2) Qualified Appraisers so chosen cannot agree on the Fair Market Value of the Morgans Interest within thirty days (30) days of the appointment of the latter of them, the two (2) appointed Qualified Appraisers shall, within ten (10) days of the expiration of the above mentioned thirty (30) day period (i) each submit a written opinion setting forth such Qualified Appraiser’s determination of the Fair Market Value and (ii) together appoint a third Qualified Appraiser, whose sole purpose will be select one of the two written opinions as the

Fair Market Value based upon such third Qualified Appraiser’s determination that such selected written opinion most accurately reflects Fair Market Value. If the Qualified Appraisers shall fail to mutually appoint a third Qualified Appraiser within such time period, then the American Arbitration Association shall appoint the third Qualified Appraiser. For purposes of this Section 12.05, a “Qualified Appraiser” means a nationally known investment banking firm, experienced in such valuations which at the time of retention is not providing services to either of the Members or any of their Affiliates, and within the two (2) years prior to such retention did not receive more than $500,000 (as adjusted for inflation) of revenues from such Persons.

ARTICLE 13

TERMINATION, DISSOLUTION AND LIQUIDATION

Section 13.01 Term. The term of the Company shall continue until the earlier of (a) December 31, 2055, or (b) the Company is dissolved pursuant to this Article 13.

Section 13.02 Liquidating Events. The Company shall dissolve and commence winding up upon the first to occur of any of the following events (each a “Liquidating Event”):

(a) if, after the resignation, expulsion, or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, the remaining Member within ninety (90) days following the occurrence of any such event elects in writing to dissolve the Company, and if such election is not timely made, the Company shall continue without dissolution;

(b) the unanimous vote of the Members to dissolve, wind up and liquidate the Company;

(c) upon the written election of a Member to dissolve, wind up and liquidate the Company as provided in Section 5.04(d);

(d) upon the written election of any Member if the Contribution Date and the funding of the Capital Contributions specified in Sections 5.01(b) and 5.01(c) have not occurred by the Outside Start Date;

(e) upon the written election of a Member made within sixty (60) days following the occurrence of an Event of Bankruptcy with respect to the other Member;

(f) the entry of a decree of judicial dissolution pursuant to the Act; or

(g) the sale or other Transfer of all or substantially all of the assets of the Company.

Section 13.03 Winding Up. In cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) Morgans shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b) The property and assets of the Company shall be liquidated by Morgans as promptly as possible, but in an orderly and businesslike and commercially reasonable manner.

(c) Any income, gain, profit or loss realized by the Company upon the sale or other disposition of its property pursuant to paragraph (b) above shall be allocated to the Members as and to the extent required by Article 6 hereof.

(d) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) To the payment of the Company’s outstanding liabilities, which shall be set forth on a statement as provided in paragraph (a) above.

(ii) To the setting up of any reserves which the Members shall determine in the exercise of its good faith business judgment to be necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves, may, in the discretion of Morgans, be paid over to a national bank or national title company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Members may reasonably deem advisable, distribute any remaining balance in the manner set forth below.

(iii) To the Members in accordance with Section 7.02.

No payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full. If the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payment shall be made to the Persons entitled to receive the same pari passu in proportion to the respective amounts due to such Persons.

Section 13.04 Acts in Furtherance of Liquidation. Each Member, upon the request of the other Member, shall promptly execute, acknowledge and deliver all such documents and other instruments as such Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company. Upon the completion of the dissolution of the Company and the distribution of any proceeds of sale as provided in this Section 13, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder, except as specifically provided to the contrary herein.

ARTICLE 14

MISCELLANEOUS

Section 14.01 Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including facsimile or similar writing) and shall be given,

if to Morgans, to:

c/o Morgans Hotel Group LLC

475 Tenth Avenue

11th Floor

New York, New York 10018

Attention: Marc Gordon

Facsimile: (212) 277-4270

With a copy to:

Stephen Gellman, Esq.

Wachtell Lipton Rosen & Katz

51 West 52nd Street, 29th Floor

New York, New York 10019-6150

Facsimile: 212-403-2246

if to Boyd, to:

c/o Boyd Gaming Corporation

2950 Industrial Road

Las Vegas, Nevada 89109-1150

Attention: General Counsel

Facsimile: (702) 792-7335

with a copy to:

Greenberg Traurig, P.A.

450 S. Orange Avenue, Suite 650

Orlando, Florida 32801

Attention: Joel D. Maser, Esq.

Facsimile: (407) 420-5909

or to such other address or facsimile number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be sent by certified mail (return receipt requested), recognized overnight courier service, or by facsimile (immediately followed by transmittal of such notice by certified mail, return receipt requested or by recognized overnight courier service). Notices shall be effective when delivered to the respective addresses specified in this Section.

Section 14.02 Amendments; No Waivers; Entire Agreement.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all the Members, or in the case of a waiver, by the Member against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) This instrument contains all of the understandings and agreements of whatever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the parties pertaining to the Company.

Section 14.03 Expenses. All costs and expenses incurred by the parties hereto in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 14.04 Consents and Approvals.

(a) All consents and approvals which may be given under this Agreement shall, as a condition of their effectiveness, be in writing. The granting by a party hereto of any consent to or approval of any act requiring consent or approval under the terms of this Agreement, or the failure on the part of a party to object to any such action taken without the required consent or approval, shall not be deemed a waiver by the party whose consent was required of its right to require such consent or approval for any other act.

(b) Unless expressly provided herein to be in a Member’s “sole discretion” or otherwise to the contrary, all consents and approvals which may be given by a Member under this Agreement shall not (whether or not so indicated elsewhere in this Agreement) be unreasonably withheld or conditioned by such party and shall be given or denied within the time period provided, and if no such time period has been provided, within a reasonable time. Upon disapproval of any request for a consent or approval, the disapproving party shall, together with notice of such disapproval, submit to the requesting party a written statement setting forth with reasonable specificity its reasons for such disapproval.

(c) Except as specifically provided herein, no fees or charges of any kind or amount shall be required by either party hereto as a condition of the grant of any consent or approval which may be required under this Agreement.

Section 14.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement is for the sole benefit of the parties hereto and, except as otherwise contemplated herein, nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder.

Section 14.06 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof. This choice of governing law shall not be determinative of the site of venue for any litigation between the Members arising out of or connected with this Agreement.

Section 14.07 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original.

Section 14.08 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 14.09 Further Assurances. In connection with this Agreement, as well as all transactions contemplated by this Agreement, and in compliance with all laws applicable to this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.

Section 14.10 Publicity. No Member, nor any of its Affiliates, officers, employees or advisors, may issue any press release or public statement relating to the Project, or otherwise publicize the Project or the terms of this Agreement without the approval of the other Member, except as provided in the Morgans Hotel Management Agreement.

Section 14.11 Confidentiality. The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company (including any and all information regarding the customers of the Hotels) or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not direct its members, shareholders, partnership, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Members and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that (a) anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law (including, without limitation, any proxy or registration statement filed by the Morgans Parent or any Affiliate thereof in connection with the pending initial public offering of all or substantially all of the assets of the Morgans Parent), and (b) before making any disclosure of Confidential Information required by law, the disclosing Member will notify the other Members and provide them with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made) or necessary for it to perform any of its duties or obligations hereunder. If a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies the other Members of the existence, terms and circumstances of the of the order, (ii) consults in good faith with the other Member on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the other Member designates. The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company. Notwithstanding the foregoing or anything else contained in this Agreement, the Members may disclose Confidential Information as appropriate to any prospective or actual purchaser of, investor in, or lender to the Company or the Hotels, or any consultant, agent, attorney, accountant or other professional advisor to or for any of the foregoing.

Section 14.12 Third Parties Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any additional Capital Contributions for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise. Except as expressly set forth herein, nothing in this Agreement is intended to confer on any Person other than the parties any rights or remedies.

Section 14.13 Time of the Essence. Time shall be of the essence with respect to each of the dates and time periods set forth in this Agreement, other than the time periods set forth in Section 8.08 hereof.

Section 14.14 Waiver of Jury Trial. Each of the Members hereby waives trial by jury in any action arising out of matters related to this Agreement, which waiver is informed and voluntary.

Section 14.15 Jurisdiction; Choice of Forum. Each Member, and party hereto, hereby irrevocably (a) submits to the exclusive jurisdiction (and agrees not to contest jurisdiction) of any (i) Federal Court sitting in the Clark County of Nevada or (ii) if for any reason such Federal Court (on its own initiative) denies jurisdiction, then any State Court sitting in the County of Nevada, in any action or proceeding arising out of or relating to this Agreement, the relations between the Members and any matter, action or transaction described in this Agreement, (b) agrees that any such courts (as described in the preceding clause (a)) shall have exclusive jurisdiction over such actions or proceedings, (c) waives the defense of inconvenient forum to the maintenance and continuation of such action or proceeding, (d) consents to the service of any and all process in any such action or proceeding by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them at their addresses specified in Article 14 and (e) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the day and year first above written.

MORGANS/LV INVESTMENT LLC

By:	Morgans Hotel Group LLC

By:	/s/ Marc S. Gordon
Name:	Marc S. Gordon
Title:	Chief Investment Officer and Executive Vice President of Capital Markets

[Signatures Continue on Next Page]

[Signatures Continued]

AS TO SECTION 5.06(a) ONLY:

Morgans Hotel Group LLC

By:	/s/ Marc S. Gordon
Name:	Marc S. Gordon
Title:	Chief Investment Officer and Executive Vice President of Capital Markets

[Signatures Continue on Next Page]

2

[Signatures Continued]

ECHELON RESORTS CORPORATION

By:	/s/ Robert Boughner
Name:	Robert Boughner
Title:	President

AS TO SECTIONS 4.02(c), 5.06(b), 8.05(c) AND 11.02(b) ONLY:

BOYD GAMING CORPORATION

By:	/s/ Brian A. Larson
Name:	Brian A. Larson
Title:	Senior Vice President

3

EXHIBITS

A	Form of Development Budget
B	Echelon Place Components Site Plan
C	Echelon Place Master Plan
D	Echelon Place Parcel Legal Description
E	Joint Decisions
F	Permitted Encumbrances
G	Predevelopment Budget
H	Preliminary Site Plan
I	REA Terms and Conditions
J	Dilution Formula Illustration
K	Morgans Cost Overrun Guaranty

Exhibit A

Form of Development Budget

MORGANS HOTELS

LAS VEGAS BUDGET

PRE-DEVELOPMENT

Budget Summary

Budget
Land & Improvements
Offsite/Gov’t Improvements	$—
Land	$—

Total Land & Improvements	$—
Construction Hard Costs
Low Rise Core & Shell & Fit Out	$—
High Rise Core & Shell & Fit Out	$—
Valet Parking Garage	$—
Employee Parking Garage	$—
Site Work	$—
General Conditions	$—
Construction Managers Fee	$—

Total Construction Hard Costs	$—
Soft Costs
Professional Fees & Reimbursables	$—
Property Taxes	$—
FF&E	$—
Financing Costs	$—
Systems	$—
Working Capital	$—
Pre-Opening Expenses	$—

Total Soft Costs	$—
Unallocated Contingency (10%)	$—

Pre-Development Grand Total	$—

MORGANS HOTELS

LAS VEGAS BUDGET

December 19, 2005

1

MORGANS HOTELS

LAS VEGAS BUDGET

Land & Improvements

Budget
Land	$—
Site Work	$—
Master Plan Improvements	$—
Off Site Government Improvements	$—

Total	$—

Las Vegas Budget

12-19-05

Morgans Hotels

Las Vegas Budget

CONSTRUCTION HARD COSTS

Budget
Construction Hard Costs
Low Rise Core & Shell & Fit Out	$—
High Rise Core & Shell & Fit Out	$—
Valet Parking Garage	$—
Employee Parking Garage	$—
Site Work	$—
General Conditions	$—
Construction Managers Fee	$—

Total Construction Hard Costs	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Construction

1

Morgans Hotels

Las Vegas Budget

Soft Costs-Professional Fees and Reimbursables

Budget
Audit Fees	$—
Design Architect Fee
Environmental Consultant
Estimating + Pre-Con Fees
Executive Architect Fees
Geotechnical
Construction Insurance
Landscape Design
Construction Legal
Back of House Interior Designer
Retail Design Fees
Principal Interior Designer Fees
Rooms Interior Designer Fees
Spa Interior Designer Fees
Restaurant Consultant Fees
Entertainment Consultant Fees
Engineering - MEPS
Employee Parking Garage Design Fees
Structural Designer Fees
Kitchen Design Fees
Lighting Designer Fees
Testing & Inspection
Project Management Fees
Permits & Fees
Total Fees & Reimbursables	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Fees Reimbursables

1

Morgans Hotels

Las Vegas Budget

Property Tax

Budget
Property Tax	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Property Tax

1

Morgans Hotels

Las Vegas Budget

Furniture Fixtures & Equipment

Budget
Hotel
Corridors	$—
Model Rooms
Lobby	$—
Suites	$—
Warehouse & Installation	$—
Freight	$—
Tax	$—

Subtotal Hotel	$—
Owner Operated Food Outlets
Restaurant #1	$—
Restaurant #2	$—
Room Service	$—

Subtotal Food Outlets	$—
Beverage
Bar 1	$—
Bar 2	$—

Subtotal Beverage	$—
Entertainment

Subtotal Entertainment	$—
Banquet/Meeting Facilities
Business Office	$—
Event Center	$—

Subtotal Banquets	$—
Back of House
Employee Dining	$—
General Facilities	$—

Subtotal Back of House	$—
Spa
Fitness Room	$—
Lobby/Reception	$—
Locker/Showers	$—
Offices	$—
Restrooms	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

FFE

1

Morgans Hotels

Las Vegas Budget

Furniture Fixtures & Equipment

Budget
Salon Treatment	$—
Swimming Pool Area	$—

Subtotal Spa	$—
Operating FF&E and Supplies
Banquet/Meeting Facility	$—
Food Beverage	$—
General Administrative	$—
Hotel	$—
Marketing	$—
Property Operations	$—
Spa	$—

Subtotal OS&E	$—
Procurement Agents
Tower	$—
Lowrise	$—

Subtotal Procurement	$—
Other Areas
Valet Lounge	$—
Elevators & Parking Garage	$—
Retail Outlets	$—
Restrooms	$—

Subtotal Other	$—
Tower FF&E installation	$—
Lowrise FF&E Installation	$—
Misc Installation	$—

Subtotal installation	$—
Total FF&E	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

FFE

2

Morgans Hotels

Las Vegas Budget

Financing

Budget
Presentation Materials	$—
Legal Expenses

Subtotal	$—
Excess Liability Insurance	$—

Subtotal Insurance	$—
Interest Income	$—

Subtotal Interest Income	$—
Swap Expense	$—
Interest Expense	$—
Notes Payable	$—

Subtotal Interest Expense	$—
Commitment Fees	$—
One Time Fees	$—
Collar Purchase	$—
Administration Fees	$—
Bank Fees	$—
Strategic Analysis	$—
Credit Rating Fees	$—

Subtotal Loan Fees	$—
Total	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Financing

1

Morgans Hotels

Las Vegas Budget

Systems

Budget
Infrastructure
E-mail	$—
Hardware / Servers	$—
Hardware / Desktop / Other	$—
Office Systems-Software	$—
Data Center	$—
Networking	$—
Software	$—
Business Intelligence / Reports	$—
Portal and Collaboration	$—
Media control system	$—
Help Desk / Asset Management	$—

Subtotal IT	$—
Professional Services & Training
Professional Services	$—

Subtotal IT	$—
Hotel
Hotel Management System	$—
Activities / Events System	$—
Facilities software	$—
High Speed Internet Access	$—
Kiosks	$—

Subtotal Hotel	$—
Marketing
Marketing	$—
Internet	$—

Subtotal Marketing	$—
Spa
Spa Management System	$—
Hardware POS	$—

Subtotal SPA	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Systems

1

Morgans Hotels

Las Vegas Budget

Systems

Budget
Food
Beverage Control System	$—
Catering	$—
Table/Dining Management	$—
Point of Sale System	$—

Subtotal Food	$—
Convention Center / Meeting Rooms / Support
Business Center	$—
Catering	$—
Point of Sale System	$—

Subtotal Food	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Systems

2

Morgans Hotels

Las Vegas Budget

Systems

Budget
Communications
Employee Beeper System	$—
Employee Voice Mail	$—
Hotel PBX	$—
Cellular support/ coverage	$—
Surveillance	$—
Radios	$—

Subtotal Communications	$—
Human Resources
Applicant Tracking	$—
Employee Badge System	$—
Employee Intranet	$—
Time Attendance System	$—

Subtotal Human Resources	$—
Finance
G/I	$—
Payroll	$—
Purchasing	$—

Subtotal Finance	$—
Retail
Retail System	$—

Subtotal Retail	$—
$—

Subtotal Event Center	$—
Total Systems	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Systems

3

Morgans Hotels

Las Vegas Budget

Working Capital

Budget
Food Inventories	$—
Hotel Impressment’	$—
Licenses	$—

Total	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Working Capital

1

Morgans Hotels

Las Vegas Budget

Pre-Opening Expense

Budget
Business Licenses	$—
Investigative Fees	$—
Contract Labor	$—
Worker’s Comp Insurance	$—
Liability Insurance	$—
Lodging	$—
Meals	$—
Travel	$—
Repairs & Maint.	$—
Development Office Rent	$—
Auto Expense	$—
Dues & Fees	$—
Equipment Rental	$—
Postage	$—
Maintenance Contracts	$—
Office Equipment	$—
Internet & Related	$—
Office Supplies	$—
Miscellaneous	$—
Service Agreements	$—
Subscriptions	$—
Business Plan Expense	$—
Telephone	$—
Outside Services	$—
Seminars	$—
Computer Supplies	$—
Stationary	$—
Printing	$—
Living Expenses	$—
Office Cleaning	$—
Interior Landscape	$—
Research	$—
Lobbying Expense	$—
Charitable Contributions	$—
Community Relations	$—
Organizational Dues	$—

Subtotal Development	$—
Payroll
Development	$—

Subtotal Payroll	$—
Marketing

Morgans Hotels

Las Vegas Budget

December 19, 2005

Preopening

1

Morgans Hotels

Las Vegas Budget

Pre-Opening Expense

Budget
Advertising Fees & Production
Direct Marketing	$—
Television	$—
Magazine	$—
Newspaper	$—
Outdoor	$—
Internet	$—
Website	$—
Photography	$—
Agency Fees	$—
Agency Reimbursables	$—

Subtotal Production	$—
Advertising Paid Media
Radio	$—
Television	$—
Magazine	$—
Newspaper	$—
Outdoor	$—
Internet	$—
Website	$—

Subtotal Paid Media	$—
Advertising Other
Television	$—
Magazine	$—
Website	$—

Subtotal Other	$—
Public Relations Fees	$—
Public Relations Reimbursables	$—

Subtotal Public Relations	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Preopening

2

Morgans Hotels

Las Vegas Budget

Pre-Opening Expense

Budget
Brand Identity Collateral
Design Fees	$—
Tradeshow Collateral/Booth	$—
Restaurants & Bars	$—
Design Fees	$—
Loyalty Program	$—
Spa/Recreation	$—
Administration & Support	$—
Sales & Bus Program	$—

Subtotal Design Fees	$—
Production & Printing
Restaurants & Bars	$—
Hotel	$—
Administration & Support	$—
Sales & Bus Program	$—

Subtotal P & P	$—
Loyalty Program
Fees	$—
Production, Printing & Mailing	$—
Database	$—
Other	$—

Subtotal Other	$—
Customer Development
Fees
Bus Program	$—
Player Development	$—

Subtotal Fees	$—
Other
Player Development	$—

Subtotal Other	$—
Sales
Meetings & Events
Dues & Fees	$—
Lodging	$—
Meals	$—
Travel	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Preopening

3

Morgans Hotels

Las Vegas Budget

Pre-Opening Expense

Budget
Other	$—

Subtotal Mtg & Events	$—

Subtotal Sales	$—
Market Research
Market Research	$—

Subtotal Research	$—
Special Events
Entertainment	$—
Groundbreaking	$—
Office Opening	$—
Topping Off	$—
Special Events	$—
Public Presentations	$—
Press Conferences	$—

Subtotal Sp. Events	$—
Total Marketing	$—
Professional Fees
Accounting	$—
Constr. Review D&T	$—
Consultants	$—
Legal	$—

Subtotal Prof. Fees	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Preopening

4

Morgans Hotels

Las Vegas Budget

Pre-Opening Expense

Budget
Other Locations Expenses
Office Space	$—
Warehouse Rent	$—

Subtotal Other Loc.	$—
HR Planning
Collateral	$—
Compensation Program	$—
Contract Labor	$—
Contract Programming	$—
Drug Testing	$—
Employment Center Maint.	$—
Employment Center Phone	$—
Employment Center Rent	$—
Employment Center Security	$—
Employment Center Office Supplies	$—
Investigation Fees	$—
Job Fairs	$—
Postage/Mailings	$—
Recruiting	$—
Relocation Expenses	$—
Training	$—
Outside Consultants	$—
Training-Food & Beverage	$—

Subtotal HR Planning	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Preopening

5

Morgans Hotels

Las Vegas Budget

Pre-Opening Expense

Budget
Fixed Assets
Trucks	$—
Limousines	$—
Dev Office FF&E	$—
Dev office T.I.	$—
Employment Center FF&E	$—
Employment Center TI	$—
Warehouse TI	$—

Subtotal Fixed Assets	$—
Total Pre-Opening	$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Preopening

6

Morgans Hotels

Las Vegas Budget

Budget
Unallocated Contingency	$—

$—

Morgans Hotels

Las Vegas Budget

December 19, 2005

Contingencies

1

Exhibit B

Echelon Place Components Site Plan

Industrial Road
Las Vegas
ExpoCenter
Parking
Casino
Retail
Parking
Parking
Reserve
Parcel
Hotel Parcel
N
Las Vegas Boulevard
Stardust Road
0 50 100 200 300

Exhibit C

Echelon Place Master Plan

[To Be Agreed Upon By The Parties And Delivered Subsequent To Signing]

Exhibit D

Echelon Place Parcel Legal Description

Echelon Place Parcel
(Entire 63 acres)
Hotel Parcel
Industrial Road
Echelon Blvd. (Stardust Rd.)
423.89'
132°
445.24'
402.87'
192.03'
626.96'
195.07'

Project Site Boundaries

EXHIBIT E

Joint Decisions

(a) Altering the purpose of the Company, as set forth in this Agreement;

(b) Doing any act in contravention of this Agreement or the Certificate, or which would make it impossible to carry out the purposes of the Company, as set forth in this Agreement, or using Company property for other than a purpose of the Company, as set forth in this Agreement;

(c) The acquisition by the Company of any land or other real property or interest therein other than the Land or entering into any contract of sale for any such acquisition or acquiring any personal property other than in connection with the Property and in accordance with the Annual Plan;

(d) Merging or consolidating the Company with or into another Person, engaging in business combination transactions, including any joint venture, partnership or profit-sharing arrangement with any Person (or taking any action which has substantially the same effect);

(e) Making any other decision or taking any action on behalf of the Company which, by any provision of this Agreement, is specifically required to be approved by the Members.

(f) Any sale, transfer, exchange, conveyance or other disposition of all or any portion of a Hotel or the Property, granting any lien or encumbrance upon a Hotel or the Property in connection with any financing or otherwise providing the a Hotel or the Property as collateral for any financing, or entering into any material lease for all or any portion of a Hotel or the Property;

(g) Entering into, negotiating and approving the material economic terms and conditions of the Construction Loan or any material agreement with a Governmental Authority, amending, modifying, supplementing, renewing or terminating in any material respect the Construction Loan or material agreement with a Governmental Authority;

(h) Exercising any material right or remedy, granting any waiver, release, consent or approval, giving any notice or the taking of any other action required or permitted to be taken under the Construction Loan Documents or other financing documents or with any agreement with any Governmental Authority, in each case only to the extent that such action would have a material adverse effect on the Project;

(i) Entering into, negotiating and approving the material economic terms and conditions of any financing or refinancing of the Property or the Company and the use of any proceeds thereof, including, without limitation, interim and permanent financing, including any loan to finance part or all of the costs or expenses of any development or construction activities to be undertaken with regard to the Hotels, and any other financing or refinancing of the operations of the Company and any modification, extension, renewal or any recasting thereof;

(j) The incurrence of any indebtedness, except for liabilities which are normal and customary in the operation of the Hotels, including but not limited to the incurrence of trade payables in the ordinary course of business;

(k) Approving the admission to the Company of an additional Member;

(l) The retention or termination of the Architect, Interior Designer, construction manager, Project Consultant or legal counsel to the Company;

(m) Negotiating, approving or materially modifying any Entitlements and filing any material applications or other material documents in connection therewith;

(n) Instituting, adjusting, settling, submitting to arbitration or compromising any claim, demand, debt, obligation, suit, action, judgment or any other legal proceeding where the amount in controversy exceeds $250,000;

(o) (A) The filing of any voluntary petition in bankruptcy on behalf of the Company, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company, (C) the filing of any petition seeking, or the consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, on behalf of the Company, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of the property of either, (E) the making of any assignment for the benefit of creditors on behalf of the Company, (F) the admission in writing of the Company’s inability to pay its debts generally as they become due or (G) the taking of any action by the Company in furtherance of any such action;

(p) Except for the Morgans Hotel Management Agreement, entering into any agreement or contract with, or paying any compensation to, any Member or any Affiliate of a Member;

(q) The appointment of the Company Accountant or any change in the Company Accountant or the selection of any other auditor or independent accounting firm for the Company or the making of any decision to change any other auditor or independent accounting firm of the Company;

(r) Establish insurance requirements or permitting the cancellation or lapse of any material insurance policy;

(s) Approving the Development Budget, Plans and Specifications, Pre-Opening Plan and Construction Schedule and/or amending, altering, adding to, deleting from, revising, modifying or supplementing any of the foregoing in any material respect;

(t) Determining whether or not to rebuild a Hotel (or material portion thereof) following a major casualty and the nature, scope and cost of any such rebuilding; and

(u) Selecting a Hotel Manager in the event an Affiliate of Morgans is no longer the Hotel Manager and approving the terms of the Hotel Management Agreement to be entered into by the Company with such new Hotel Manager.

Exhibit F

Permitted Encumbrances

SCHEDULE B

PART I

This policy does not insure against loss or damage (and the Company will not pay costs, attorneys’ fees or expenses which arise by) reason of:

1.	Taxes for the fiscal year 2004-2005 a lien not yet due or payable. Assessor’s Parcel No: 162-09-303-004 (Parcel I) & 162-09-303-007 (Parcel II)

2.	A Special Assessment by the Improvement District shown below:

District No.:	97A-LV BLVD
Name:	Median landscape and Maintenance
Term:	96-15
Initial Principal:	$89,984.87
Current Principal	$52,876.67
Last Payment Made:	-0-
Last Installment Paid	-0-
Due Dates:	02-05 and 08-04
NO DELINQUENT PAYMENTS AS OF POLICY DATE

3.	A Special Assessment by the Improvement District shown below:

District No.:	97B-LV BLVD
Name:	Maintenance
Term:	98-15
Initial Principal:	$2,552.86
Current Principal	$927.09
Last Payment Made:	-0-
Last Installment Paid	-0-
Due Dates:	03-05 and 09-04
NO DELINQUENT PAYMENTS AS OF POLICY DATE

4.	A Special Assessment by the Improvement District shown below:

District No.:	97A-LV BLVD
Name:	Median Landscape and Maintenance
Term:	96-15
Initial Principal:	$452,173.96
Current Principal	$279,655.30
Last Payment Made:	-0-
Last Installment Paid	-0-
Due Dates:	02-05 and 08-04
NO DELINQUENT PAYMENTS AS OF POLICY DATE

5.	A Special Assessment by the Improvement District shown below:

District:	No. 97B - Las Vegas Blvd. Beautification Maint.
Name:	Maintenance
Term:	1996-2015
Initial Principal:	$12,828.12
Current Principal	$4,658.62
Last Payment Made:	-0-
Last Installment Paid	-0-
Due Dates:	03-05 and 09-04

6.	The lien of supplemental taxes, if any, assessed pursuant to the provision of Nevada Revised Statute 361.260. (none due as of the date hereof)

SCHEDULE B

PART I - Continued

7.	The property described herein is located within the boundaries of the Clark County Sanitation District and is subject to any fees that may be charged against property in said districts.

8.	Water rights, claims or title to water.

9.	Reservations as contained in Patent conveying said land.

10.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to SOUTHERN NEVADA POWER COMPANY for the purpose of Pole lines Recorded April 5, 1949 in Book 59 of Deeds, Page 549, Doc/Inst. No. 309619 of Official Records. Affects the Northeasterly ten (10) feet of the Easterly 1173.30 feet of a portion of said land.

By Partial Relinquishment of Right-of-way Grant the NEVADA POWER COMPANY, a Nevada corporation (formerly known as SOUTHERN NEVADA POWER CO.) relinquish and reconvey unto the person or person legally entitled thereto a portion of that certain right-of-way, a strip of land 10.00 feet in width, being 5.00 feet on each side of the following described centerline;

COMMENCING at the intersection of the Westerly boundary line of U.S. Highway No. 91, (100.00 feet wide), with the North line of the Southwest Quarter (SW 1/4) of the Southeast Quarter (SE 1/4) of said Section 9; thence North 28°00’00” East, along the Westerly boundary of said U.S. Highway No. 91, a distance of 316.13 feet to the POINT OF BEGINNING; thence North 62°00’00” West 1079.92 feet to the Point of Ending, recorded May 20, 1991 in Book 910520 as Document No. 01053, Official Records.

11.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to SOUTHERN NEVADA POWER COMPANY for the purpose of Power and communication lines recorded April 18,1949 in Book 59 of Deeds, Page 595, Doc/Inst. No. 310506 of Official Records. Affects a portion of the following described land:

COMMENCING at the intersection of the Westerly boundary line of U.S. Highway No. 91, as now established across said Section. 9, with the North line of the Southwest Quarter (SW 1/4) of said Section 9; thence North 28°00’00” East, along the Westerly boundary line of said U.S. Highway No. 91, a distance of 316.12 feet to a point; thence North 62°00’00” West, a distance of 1173.30 to a point, said point being -the TRUE POINT OF BEGINNING; thence North 62°00’00” West a distance of 949.86 feet to a point; thence North 28°00’00” East, a distance of 25.00 feet to a point; thence North 62°00’00” West, a distance of 125.00 feet, plus or minus, to a point en -the Easterly boundary line of the U.P.R.R. 00. right of way; thence South 28°00’00” West along the said Easterly boundary line of the U.P.R.R. 00. right of way a distance of 100.00 feet to a point; thence South 62°00’00” East, a distance of 125.00 feet to a point; thence North 28°00’00” East, a distance of 65.00 feet to a point; thence South 62°00’00” East, a distance of 949.86 feet; thence North 28°00’00” East, a distance of 10.00 feet to a point, said point being the TRUE POINT OF BEGINNING.

By Partial Relinquishment of Right-of-Way Grant, the NEVADA POWER COMPANY, a Nevada corporation (formerly known as SOUTHERN NEVADA POWER CO.) relinquish and reconvey unto the person, or persons legally entitled thereto a part of that certain right of way described as follows:

COMMENCING at the intersection of the westerly boundary line of U.S. Highway No. 91, (100.00 feet wide), with the North line of the Southwest Quarter (SW 1/4) of the Southeast Quarter (SE 1/4) of said Section, 9; thence North 28°00’00” East, along the Westerly boundary line of said U.S. Highway No. 91, a distance of 321.13 feet; thence North 62°00’00” West, 1163.30 feet to the POINT OF BEGINNING; thence North 28°00’00” East, 418.52 feet; thence South 28°00’00” West, 10.00 feet; thence South 62°00’00” East, 418.52 feet; thence North 28°00’00” East, 10.00 feet to the POINT OF BEGINNING, recorded May 20,1991 in Book 910520 as Document No. 01052 and re-recorded June 26, 1991 in Book 910626 as Document No. 01006 of Official Records.

SCHEDULE B

PART I - Continued

12.	A Lease with certain terms, covenants, conditions and provisions set forth therein dated March 29, 1956 between STARDUST HOTEL, INC., a Nevada corporation and BOARD OF COMMISSIONERS OF CLARK COUNTY, NEVADA for a term of Ninety-Nine (99) years from March 29, 1956 recorded May 1, 1962 in Book 357, Doc/Inst. 288774 of Official Records.

13.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to SOUTHERN NEVADA TELEPHONE DIVISION, CENTRAL TELEPHONE CO. for pole lines and cables recorded September 19, 1963 in Book 478, Doc/Inst. No. 385185 of Official Records.

Affects: The following portion of said land:

COMMENCING at the point of intersection of the South line of the North Half (N 1/2) of the Southeast Quarter (SE 1/4) of the Southwest Quarter (SW 1/4) of said Section 9 with the Westerly right-of-way line of U.S. Highway 91, said Highway 91 being 100.00 feet in width; thence North 28°00’00” East, a distance of 44.78 feet to the TRUE POINT OF BEGINNING; thence North 62°00’00” West, a distance of 10.00 feet to a point; thence

North 28° 00’00” East, a distance of 10.00 feet to a point; thence South 62°00’00” East, a distance of 10.00 feet to a point en the West line of Highway 91; thence South 28°00’00” West, a distance of 10.00 feet to the POINT OF BEGINNING.

14.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to COUNTY OF CLARK for the purpose of perpetual avigation recorded April 11, 1973 in Book 317, Doc/Inst. No. 276633 of Official Records.

15.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to NEVADA POWER COMPANY for the purpose of power and communication lines recorded June 4, 1976 in Book 627, Doc/Inst. No. 586929 of Official Records.

Affects: A strip of land 10.00 feet in width being 5.00 feet on each side of the following described centerlines:

COMMENCING at the Southwest (SW) corner of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of said Section 9; thence South 88°35’58” East, 402.87 feet to a point in the centerline of Industrial Road; thence North 27° 59’14” East, 711.01 feet; thence South 62°00’46” East, 40.00 feet to the POINT OF BEGINNING; thence continuing South 62°00’46” East, 785.89 feet to the point of ending of Centerline No. 1.

CENTERLINE NO. 2:

COMMENCING at the Southwest (SW) corner of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of said Section 9; thence South 88°35’58” East, 402.87 feet to a point in the centerline of Industrial Road; thence North 27°59’14” East, 711.01 feet; thence South 62°00’46” East, 825.89 feet to the POINT OF BEGINNING; thence South 68°19’46” East, 217.00 feet to the point of ending of Centerline No. 2.

ALSO:

We, Argent Corporation, a Delaware corporation, for one dollar and other valuable consideration, do hereby grant and convey to NEVADA POWER COMPANY, its successors and assigns, forever, an easement with the right, privilege and authority to construct, erect, operate, and maintain an electrical substation upon, over, under and across the parcel of land hereinafter described; together with the right of ingress and egress to said parcel.

COMMENCING at the Southwest (SW) corner of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of said Section 9; thence South 88°35’58” East, 402.87 feet to a point in the centerline of Industrial Road; thence North 27°59’14” East 711.01 feet; thence South 62°00’46” East, 825.89 feet; thence South 68°19’46” East 217.00 feet to the POINT OF BEGINNING; thence South 65°35’21” East 16.00 feet; thence South 24°24’39” West, 29.50 feet; thence North 65°35’21” West, 26.00 feet; thence North

SCHEDULE B

PART I - Continued

24°24’39” East, 29.50 feet; thence South 65°35’21” East 10.00 feet to the point of beginning.

By Partial Relinquishment of Right-of-Way Grant the NEVADA POWER COMPANY, a Nevada corporation, relinquish and reconvey unto the person or persons legally entitled thereto a portion of that certain right of way, a strip of land 10.00 feet in width, being 5.00 feet on each side of the following described centerline:

COMMENCING at the Southwest (SW) earner of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of said Section 9; thence South 88°35’58” East, 402.87 feet to a point in the centerline of Industrial Road; thence North 27°59’14” East, 711.01 feet; thence South 62°00’46” East, 40.00 feet to the POINT OF BEGINNING; thence continuing South 62°00’46” East, 752.57 feet to the point of ending, recorded May 20, 1991 in Book 910520 as Document No. 1054, Official Records.

16.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to COUNTY OF CLARK for the purpose of perpetual avigation recorded December 23, 1980 in Book 1332, Doc/Inst. No. 1291681 of Official Records.

17.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to NEVADA POWER COMPANY AND CENTRAL TELEPHONE COMPANY for the purpose of power and communication lines recorded May 20, 1982 in Book 1569, Doc/Inst. No. 1528108 of Official Records.

Reference is made to said document for full particulars.

18.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to NEVADA POWER COMPANY AND CENTRAL TELEPHONE COMPANY for the purpose of power and communication lines recorded May 20, 1982 in Book 1569, Doc/Inst. No. 1528109 of Official Records.

Reference is made to said document for full particulars.

19.	The terms, covenants and provisions of that certain “Agreement” recorded March 3, 1987 in Book 870303 as Document No. 00688, of Official Records, and the effect and failure to comply with the same.

20.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to COUNTY OF CLARK for the purpose of perpetual avigation recorded June 19, 1989 in Bock 890619, Doc/Inst. No. 03601 of Official Records.

21.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to COUNTY OF CLARK for the purpose of perpetual avigation recorded July 10, 1989 in Book 890710, Doc/Inst. No. 00448 of Official Records.

22.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to LAS VEGAS VALLEY WATER DISTRICT for the purpose of pipelines for conducting water recorded August 22, 1989 in Book 890822, Doc/Inst. No. 00644 of Official Records.

Affects: Being a portion of the Southwest Quarter (SW 1/4) of Section 9, Township 21 South, Range 61 East, M.D.M., Clark County, Nevada.

COMMENCING at the Southwest (SW) corner of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of said Section 9; thence South 88°36’19” East, along the South line thereof 447.61 feet to a point on the East right-of-way line of Industrial Road; thence North 28°00’00” East along said East line 114.45 feet; thence South 62°00’00” East a distance of 10.00 feet to the TRUE POINT OF BEGINNING. Thence South 62°00’00” East, continuing along said line 15.00 feet; thence North 28°00’00” West, 100.00 feet to the TRUE POINT OF BEGINNING.

SCHEDULE B

PART I - Continued

23.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to LAS VEGAS VALLEY WATER DISTRICT for the purpose of water pipelines and facilities recorded August 22, 1989 in Book 890822, Doc/Inst. No. 00645 of Official Records.

Affects: Being a portion of the Southwest Quarter (SW 1/4) of Section 9, Township 21, South, Range 61 East, M.D.M., Clark County, Nevada.

COMMENCING at the Southwest (SW) corner of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of said Section 9; thence South 88°36’19” East, along the South line thereof 447.61 feet to a point on the East right-of-way line of Industrial Read; thence North 28°00’00” East along said East line 924.33 feet; thence South 62°00’00” East a distance of 10.00 feet to the TRUE POINT OF BEGINNING. Thence South 62°00’00” East, continuing along said line 15.00 feet; thence North 28°00’00” East, 10.00 feet; thence North 62°00’00” West 15.00 feet; thence South 28°00’00” West, 10.00 feet to the TRUE POINT OF BEGINNING.

24.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to NEVADA POWER COMPANY for the purpose of power lines recorded April 10, 1990 in Book 900410, Doc/Inst. No. 00700 of Official Records.

Affects: A strip of land 6.00 feet in width, being 3.00 feet on each side of the following described centerline:

COMMENCING at the most Westerly corner of the leased parcel per File 31 of Surveys, Page 60, recorded September 7, 1977 as Document No. 744267 in Book 785, Official Records, Clark County, Nevada; thence South 62°00’00” East, along the Southwesterly line thereof. 212.81 feet to the POINT OF BEGINNING; thence North 64°22’50” East, 15.78 feet to the point of ending, hereinafter referred to as Point “A”.

The sideline boundaries of said strips are to be lengthened or shortened so as to begin on the Southwesterly line of said leased parcel.

Also the following described parcel:

BEGINNING at said Point “A”; thence North 26°39’01” East, 12.11 feet; thence South 62°40’09” East, 12.43 feet; thence South 26°39’01” West, 12.11 feet; thence North 62°40’09” West, 12.43 feet to the POINT OF BEGINNING.

25.	An easement far the purpose Shown below and rights incidental thereto as set forth in a document granted to LAS VEGAS VALLEY WATER DISTRICT for the purpose of pipelines for conducting water recorded June 28, 1990 in Book 900628, Doc/Inst. No. 00930 of Official Records.

Affects: A portion of the South Half (S 1/2) of Section 9, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada described as follows:

COMMENCING at the Southeast corner of the Southwest Quarter (SW 1/4) of said Section 9, thence North 88°49’21” West along the South line thereof, 739.53 feet to a point on the Westerly right-of-way line of Las Vegas Boulevard South; thence North 28°00’00” East along said right-of-way line 1112.78 feet to the TRUE POINT OF BEGINNING; thence North 62°00’00” West, 20.00 feet; thence North 28°00’00” East 25.00 feet; thence South 62°00’00” East, 20.00 feet; thence South 28°00’00” West, 25.00 feet to the TRUE POINT OF BEGINNING.

26.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to LAS VEGAS VALLEY WATER DISTRICT for the purpose of pipelines for conducting water recorded June 28, 1990 in Book 900628, Doc/Inst. No. 00936 of Official Records.

SCHEDULE B

PART I - Continued

Affects: A portion of the South Half (S 1/2) of Section 9, Township 21 South, Range 61 East of M.D.M., City of Las Vegas, Clark County, Nevada, described as follows:

COMMENCING at the Southeast corner of the Southwest Quarter (SW 1/4) of said Section 9, thence North 88°49’21” West along the South line thereof, 739.53 feet to a point on the Westerly right-of-way line of Las Vegas Boulevard South; thence North 28°00’00” East along said right-of-way line 1684.03 feet to the TRUE POINT OF BEGINNING; thence North 62°00’00” West 20.00 feet; thence North 28°00’00” East, 15.00 feet; thence South 62°00’00” East, 20.00 feet; thence South 28°00’00” West, 15.00 feet, to the TRUE POINT OF BEGINNING.

27.	Terms, covenants and provisions of that certain “Traffic Control Improvements Cost Participation Agreement” and the effect of any failure to comply with same between MARE-BEAR, INC./dba STARDUST HOTEL recorded December 10, 1990 in Book 901210, Doc/Inst. No. 00475 of Official Records.

28.	Terms, covenants and provisions of that certain “Traffic Control Improvements Cost Participation Agreement” and the effect of any failure to comply with same between MARE-BEAR, INC./dba STARDUST HOTEL recorded December 14, 1990 in Book 901214 Doc/Inst. No. 00659 of Official Records.

29.	An easement for the purpose shown below and rights Incidental thereto as set forth in a document granted to NEVADA POWER COMPANY for the purpose of power lines recorded December 18, 1990 in Book 901218, Doc/Inst. No. 00902 of Official Records.

Affects:

Strips of land 12.00 feet in width, being 6.00 feet on each side of the following described centerlines:

CENTERLINE 1:

COMMENCING at the point of intersection of the South line of the North Half (N 1/2) of the Southeast Quarter (SE 1/4) of the Southwest Quarter (SW 1/4) of said Section 9, with the West line of U.S. Highway No. 91 (original alignment - 80 feet wide); thence North 28°00’00” East, along said West line, 1044.79 feet; thence North 62°00’00” West, along the Northeasterly line of Grantor’s property, 1089.92 feet to the POINT OF BEGINNING; thence South 29°12’12” West, 49.06 feet to the point of ending, hereinafter referred to as Point “A”.

The sideline boundaries of said strip are to be lengthened or shortened so as to begin on the Northeasterly line of Grantor’s property.

CENTERLINE 2:

BEGINNING at Point “A”; thence North 64°59’06” West, 62.61 feet; thence South 64°29’09” West, 117.74 feet; thence South 58°09’34” West, 191.89 feet; thence South 16°43’25” West, 39.38 feet; thence South 62°05’38” East, 587.19 feet; thence South 75°00’15” East, 14.89 feet; thence South 61°17’36” East, 62.04 feet; thence South 13°27’12” East, 41.83 feet; thence South 74°38’58” East, 15.12 feet; thence North 72°51’42” East, 6.50 feet to the point of ending hereinafter referred to a Point “B”.

The sideline boundaries of said strip are to be lengthened or shortened so as to intersect at all angle points.

The strip described above as Centerline 2 shall be for underground electrical facilities only.

ALSO, the following described parcel of land, which is an electrical equipment room located within building outlines;

BEGINNING at Point “B”; thence North 18°10’57” West, 6.00 feet; thence North 71°49’03” East, 10.00 feet; thence South 18°10’57” East, 12.00 feet; thence South 71°49’03” West, 10.00 feet; thence North 18°10’57” West, 6.00 feet to the point of beginning.

SCHEDULE B

PART I - Continued

30.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to NEVADA POWER COMPANY for the purpose of power lines recorded February 21, 1991 in Book 910221, Doc/Inst. No. 00840 of Official Records.

Strips of land 10.00 feet in width, being 5.00 feet en each side of the following described centerlines:

Affects:

CENTERLINE 1:

COMMENCING at the point of Intersection of the South line of the North Half (N 1/2) of the Southeast Quarter (SE 1/4) of the Southwest Quarter (SW 1/4) of said Section 9, with the West line of U.S. Highway No. 91 (original alignment 80.00 feet wide); thence North 28°00’00” East, along said West line, 1044.79 feet; thence North 62°00’00” West, along the Northeasterly line of Grantor’s property, 1089.92 feet; thence along the following described courses, which are on the centerline of existing Nevada Power Company Document No. 00902 in Book 901218, Official Records, Clark County: Thence south 29°12’12” West, 49.06 feet; thence North 64°59’06” West, 62.61 feet; thence South 64°29’09” West, 117.74 feet; thence South 58°09’34” West, 191.89 feet; thence South 16°43’25” West, 39.38 feet to the POINT OF BEGINNING; thence South 16°26’04” West, 278.97 feet to a point hereinafter referred to as Point “A”; thence South 72°02’21” East, 101.20 feet to the point of ending. The sideline boundaries of said strip are to be lengthened or shortened so as to intersect at the angle points.

CENTERLINE 2:

BEGINNING at Point “A”; thence South 89°39’41” West, 4.32 feet; thence North 62°38’01” West, 72.93 feet; thence North 69°18’34” West, 22.35 feet; thence North 61°51’31” West, 125.02 feet; thence North 62°06’35” West, 78.04 feet; -thence North 65°32’48” West, 39.77 feet; thence North 73°22’53” West 27.51 to the point of ending, said point hereafter referred to as Point “B”.

The sideline boundaries of said strip are to be lengthened or shortened so as to intersect at the angle points.

A strip of land 12.00 feet in width, being 6.00 feet en each side of the following described centerline:

CENTERLINE 3:

BEGINNING at Point “B”; thence North 71°18’44” West, 19.46 feet; thence North 81°52’38” West, 42.46 feet to a point hereinafter referred to as Point “C”; thence South 81°11’16” West, 16.44 feet to the point of ending, said point hereinafter referred to as Point “D”.

The sideline boundaries of said strip are to be lengthened or shortened so as to intersect at the angle points.

Strips of land 10.00 feet in with, being 5.00 feet on. each side of the following described centerlines:

CENTERLINE 4:

BEGINNING at Point “C”; thence North 14°32’01” West, 168.06 feet to the point of ending.

CENTERLINE 5:

BEGINNING at Point “D”; thence North 81°24’47” West, 36.25 feet; thence North 77°12’48” West, 28.80 feet; thence North 72°11’17” West, 24.43 feet; thence North 70°27’05” West, 38.34 feet; thence North 61°21’20” West, 63.40 feet; thence North 62°08’07” West, 52.28 feet to the point of ending on the East right of way line of Industrial Road.

SCHEDULE B

PART I - Continued

31.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to NEVADA POWER COMPANY for the purpose of power lines recorded April 30, 1991 in Book 910430, Doc/Inst. No. 01049 of Official Records.

Affects: Strips of land 10.00 feet in width, being 5.00 feet on each side of the following described centerlines:

CENTERLINE 1:

COMMENCING at the Southwest (SW) corner of the North Half (N 1/2) of the Southeast Quarter (SE 1/4) of the Southwest Quarter (SW 1/4) of said Section 9; thence North 00°38’36” West, 40.02 feet to a point en the North line of Stardust Road; thence continuing North     °38’36” West, 5.00 feet; thence South 88°42’33” East, 5.00 feet to the POINT OF BEGINNING, said point hereinafter referred to a Point “A”; thence continuing South 88°42’33” East, parallel with and 5.00 feet North of the North line of Stardust Road, 975.20 feet to a point on the West right of way line of Las Vegas Boulevard South, being the point of ending.

The sideline boundaries of said strip are to be lengthened or shortened so as to end on the West line of Las Vegas Boulevard South.

CENTERLINE 2:

BEGINNING at Point “A”; thence North 00°38’36” West, parallel with and 5.00 feet East of the West line of Grantor’s property, 614.41 feet; thence North 88°35’58” West, parallel with and 5.00 feet North of the South line of Grantor’s property, 917.86 feet to a point on the East right of way line of Industrial Road, being the point of ending.

The sideline boundaries of said strip are to be lengthened or shortened so as to intersect at the angle point and end on the Fast right of way line of Industrial Road.

32.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to STATE OF NEVADA for the purpose of Public highway recorded September 20, 1991 in Book 910920, Doc/Inst. No. 00617 of Official Records.

Affects: A portion of said land described as follows:

COMMENCING at the Southeast corner of the Southwest Quarter (SW 1/4) of said Section 9; thence North 88°49’21” West along the South line thereof, 739.53 feet to a point on the Westerly right of way line of Las Vegas Boulevard South; thence North 28°00’00” East along said right of way line 812.66 feet to a point, said point being the TRUE POINT OF BEGINNING; thence North 09°33’54” East, a distance of 37.95 feet; thence North 28°00’00” East, a distance of 80.00 feet; thence North 39°18’36” East, a distance of 61.19 feet to a point on the Westerly right of way line of Las Vegas Boulevard; thence South 28°00’00” West along said right of way line, a distance of 176.00 feet to a point, said point being the TRUE POINT OF BEGINNING.

33.	An easement for the purpose shown below and rights incidental thereto as set forth in a document granted to LAS VEGAS WATER DISTRICT for the purpose of pipelines for conducting of water recorded March 30, 1992 in Book 920330, Doc/Inst. No. 01037 of Official Records.

Affects: A portion of said land described as follows:

COMMENCING at the Southwest (SW) corner of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of said Section 9, thence South 88°36’19” East, along the South line thereof 447.61 feet to a point on the East right of way line of Industrial Road (said right of way width being 90 feet); thence North 28°00’00” East along said East line 919.36 feet; thence South 62°00’00” East a distance of 10.00 feet to the TRUE POINT OF BEGINNING.

SCHEDULE B

PART I - Continued

Thence South 62°00’00” East, continuing along said line 20 feet; thence North 28°00’00” East, 20 feet; thence North 62°00’00” West, 20 feet; thence South 28°00’00” West, 20 feet to the TRUE POINT OF BEGINNING.

34.	An easement for the purpose shown below and rights incidental thereto as set forth in a document and as shown on Revised Survey prepared by French Consulting Services, Inc. and dated May 28,1996 for the purpose of utility recorded July 13, 1962 in Book 373 Doc/Inst. 301171 Official Records.

Affects: The North 10’ feet of the following portion of said land:

COMMENCING at the intersection of the South line of the North Half (N 1/2) of the Southeast Quarter (SE 1/4) of the Southwest Quarter (SW 1/4) of Section 9, Township 21 South Range 61 East, and the West line of U.S. Highway No. 91; thence North 28°00’ East a distance of 450.82 feet to a point, said point being THE TRUE POINT OF BEGINNING; thence North 28°00’ East a distance of 600 feet; thence North 62°00’ West a distance of 2112.40 feet; thence South 28°12” West a distance of 75 feet; thence North 62°00” West a distance of 125 feet to a point on the East right of way line of the Union Pacific Railroad; thence South 28°12” West a distance of 525 feet; thence South 62°00’ East a distance of 2239.30 feet to the POINT OF BEGINNING.

35.	The effect of any failure of the lessee to comply with the terms, covenants, conditions and provisions of the leases described or referred to in Schedule A.

36.	Any rights, interests, or claims which may exist or arise by reason of the following facts shown en a survey plat entitled “Stardust Hotel and Casino”, dated May 28, 1996 prepared by French Consulting Services, Inc.:

The fact that a blockwall is located along the Northerly boundary and partially on said land and partially on adjoining land.

37.	Rights of tenants under the following unrecorded written leases, which rights are as tenants only and do not include any options to purchase all or any portion of the insured land:

Annee of Paris, Stardust Barber Salon, Clark County Fire Department, Country Jewelers, Ethel M, Marshall Rousso Woman’s Shop, Marshall Rousso, Gift/Newsstand, Maui Magnets, Nextel of California, Inc., Sid Stern Liquor Store, Stardust Playball, Sushi King, Suzette Inc Cigarettes, Welcome to Las Vegas (part of Marshall Rousso), World Enterprises (d.b.a. Able Amusement), Consolidated Realty (Time Share), Pay Ball Sports Memorabilia, Cicero’s Men’s Wear, Pyramid Vending, Impression Photography (Showroom), Enterprise Rent-A-Car, Candy Cable Car (Candy Vendor), Goodfellows Shoe Shine Stand, Coca Cola Vending, Las Vegas # 1 Sunglasses, Bono’s (Deli), Skytop Vending, Swenson’s (Ice Cream), Allstate

38.	The effect of a Record of Survey prepared by Randall K. French recorded June 12, 1997 in File 89 of Surveys, page 61, of Official Records.

39.	An easement in favor of the Las Vegas Valley Water District for water lines and incidental purposes, recorded September 9, 1999, in Book 990901, Doc/Inst. No. 00659 of Official Records.

40.	An easement in favor of the Las Vegas Valley Water District for water lines and incidental purposes, recorded September 9, 1999, in Book 990901, Doc/Inst. No. 00661 of Official Records.

41.	Easements and dedications as indicated or delineated on the plat of said subdivision in File 100 of Parcel Maps, page 35 of Official Records.

SCHEDULE B

PART I - Continued

42.	An unrecorded lease with certain terms, covenants, conditions and provisions set forth therein.

Lessor:	Down Under Grill and Pub., Inc.
Lessee:	Subway Real Estate Corp., a corporation
Disclosed by:	Memorandum of Lease
Recorded:	March 3, 2003
Book 20030303 Doc/Inst. No. 03440 of Official Records

43.	An easement for the purpose shown below and rights incidental thereto as set forth in a document

Granted to:	Las Vegas Valley Water District
Purpose:	water lines
Recorded:	June 12, 2003
Book 20030612 Doc/Inst. No. 02520 of Official Records

44.	The terms, covenants and provisions of that certain Right of Entry executed by and between Mare-Bear, Inc., a Nevada corporation and Nevada Power Company recorded October 28, 2003 in Book 20031028 Doc/Inst. No. 02824 of Official Records, and the effect of any failure to comply with same.

45.	ANY FAILURE to comply with the terms, covenants and conditions of the lease, leases, or assignments thereof, referred to in Schedule A.

END OF SCHEDULE B – PART I

Exhibit G

Predevelopment Budget

MORGANS HOTELS

LAS VEGAS BUDGET

PRE-DEVELOPMENT

Budget Summary

Budget
Land & Improvements
Offsite/Gov’t Improvements	$—
Land	$—

Total Land & Improvements	$—
Construction Hard Costs
Low Rise Core & Shell & Fit Out	$—
High Rise Core & Shell & Fit Out	$—
Valet Parking Garage	$—
Employee Parking Garage	$—
Site Work	$—
General Conditions	$—
Construction Managers Fee	$—

Total Construction Hard Costs	$—
Soft Costs
Professional Fees & Reimbursables	$29,547,500
Property Taxes	$—
FF&E	$1,750,000
Financing Costs	$1,000,000
Systems	$—
Working Capital	$—
Pre-Opening Expenses	$—

Total Soft Costs	$32,297,500
Unallocated Contingency (10%)	$3,229,750

Pre-Development Grand Total (Jan. 2006 through July 2007)	$35,527,250

MORGANS HOTELS

LAS VEGAS BUDGET

December 19, 2005

1

MORGANS HOTELS

LAS VEGAS BUDGET

PRE-DEVELOPMENT

Soft Costs-Professional Fees and Reimbursables

	Budget	Assumptions
Audit Fees	$—
Design Architect Fee	$3,000,000	$4,000,000 x 75% complete
Environmental Consultant	$—
Estimating + Pre-Con Fees	$900,000	$50,000 per month
Executive Architect Fees	$8,775,000	$13,500,000 x 65% complete
Geotechnical	$—
Construction Insurance	$—
Landscape Design	$340,000	Pre-development estimate
Construction Legal	$500,000	Pre-development estimate
Misc. Consultants	$900,000	Misc. Development Consultants
Retail Design Fees	$—
Principal Interior Designer Fees	$3,000,000	$4,000,000 x 75% complete
Rooms Interior Designer Fees	$2,250,000	$3,000,000 x 75% complete
Spa Interior Designer Fees	$400,000	Pre-Development estimate
Restaurant Consultant Fees	$400,000	Pre-Development estimate
Entertainment Consultant Fees	$—
Engineering - MEPS	$3,900,000	$6,000,000 x 65% complete
Employee Parking Garage Design Fees	$—
Structural Designer Fees	$1,300,000	$2,000,000 x 65% complete
Kitchen Design Fees	$357,500	$550,000 x 65% complete
Lighting Designer Fees	$455,000	$700,000 x 65% complete
Testing & Inspection	$—
Project Management Fees	$1,440,000	$80,000 per month estimate through pre-con
Permits & Fees	$1,630,000	$3.26 per $1000 of Hard Costs

Total Fees & Reimbursables	$29,547,500

MORGANS HOTELS

LAS VEGAS BUDGET

December 19, 2005

4

MORGANS HOTELS

LAS VEGAS BUDGET

PRE-DEVELOPMENT

Furniture Fixtures & Equipment

	Budget	Assumptions
Hotel
Corridors	$—
Model Rooms	$1,750,000	5 rooms x $350,000 per room (Includes Hard Costs)
Lobby	$—
Suites	$—
Warehouse & Installation	$—
Freight	$—
Tax	$—

Subtotal Hotel	$1,750,000
Owner Operated Food Outlets
Restaurant #1	$—
Restaurant #2	$—
Room Service	$—

Subtotal Food Outlets	$—
Beverage
Bar 1	$—
Bar 2	$—

Subtotal Beverage	$—
Entertainment

Subtotal Entertainment	$—
Banquet/Meeting Facilities
Business Office	$—
Event Center	$—

Subtotal Banquets	$—
Back of House
Employee Dining	$—
General Facilities	$—

Subtotal Back of House	$—
Spa
Fitness Room	$—
Lobby/Reception	$—
Locker/Showers	$—
Offices	$—
Restrooms	$—
Salon Treatment	$—
Swimming Pool Area	$—

Subtotal Spa	$—
Operating FF&E and Supplies
Banquet/Meeting Facility	$—
Food Beverage	$—
General Administrative	$—
Hotel	$—
Marketing	$—
Property Operations	$—
Spa	$—

MORGANS HOTELS

LAS VEGAS BUDGET

December 19, 2005

6

MORGANS HOTELS

LAS VEGAS BUDGET

PRE-DEVELOPMENT

Furniture Fixtures & Equipment

	Budget	Assumptions
Subtotal OS&E	$—

Procurement Agents
Tower	$—
Lowrise	$—

Subtotal Procurement	$—
Other Areas
Valet Lounge	$—
Elevators & Parking Garage	$—
Retail Outlets	$—
Restrooms	$—

Subtotal Other	$—
Tower FF&E installation	$—
Lowrise FF&E Installation	$—
Misc Installation	$—

Subtotal Installation	$—
Total FF&E	$1,750,000

MORGANS HOTELS

LAS VEGAS BUDGET

December 19, 2005

7

MORGANS HOTELS

LAS VEGAS BUDGET

PRE-DEVELOPMENT

Financing

Budget
Presentation Materials	$—
Legal Expenses	$1,000,000

Subtotal	$1,000,000
Excess Liability Insurance	$—

Subtotal Insurance	$—
Interest Income	$—

Subtotal Interest Income	$—
Swap Expense	$—
Interest Expense	$—
Notes Payable	$—

Subtotal Interest Expense	$—
Commitment Fees	$—
One Time Fees	$—
Collar Purchase	$—
Administration Fees	$—
Bank Fees	$—
Strategic Analysis	$—
Credit Rating Fees	$—

Subtotal Loan Fees	$—
Total	$1,000,000

MORGANS HOTELS

LAS VEGAS BUDGET

December 19, 2005

8

Exhibit H

Preliminary Site Plan

Exhibit I

REA Terms and Conditions

ECHELON PLACE

RECIPROCAL EASEMENT AGREEMENT

KEY CONCEPTS

CONSTRUCTION OF ECHELON PLACE

The joint venture between MHG and BYD (the “Venture”) shall plan, design, develop and construct the JV Hotels with the overall goal of opening to the public in the first quarter of 2010 contemporaneously with completion of the other projects outlined in the Master Plan and in accordance with the development schedule agreed to by the parties.

Boyd Gaming Corporation (the “Developer”) shall construct a casino, convention center, theater, retail and dining area, parking facilities and such other facilities and improvements as are outlined in the Master Plan and in accordance with the development schedule agreed to by the parties. Notwithstanding the foregoing, in the event the Developer elects not to proceed with the construction of any portion of Echelon Place, nothing in this Exhibit shall be deemed to bind the Developer to complete such portion of Echelon Place, nor shall such election by the Developer give rise to any cause of action against the Developer by MHG.

Prior to the completion of construction of Echelon Place, the Developer shall provide certain services and amenities to Echelon Place, and the costs associated with these services shall be generally as outlined below:

Infrastructure. The development of Echelon Place shall include certain improvements to Stardust Road (such as a pedestrian sidewalk, landscaping and irrigation, signage, and/or signalization) and the construction of an internal road that connects Industrial Road to Stardust Road. Each component of Echelon Place (“Project Component”) shall bear a reasonable, proportionate share of the total costs associated with site infrastructure. Subject to local fire and building regulations, the parties will endeavor to provide emergency access to the Echelon Place development other than through the Echelon Boulevard entrance. Except where limited by code or regulatory restrictions, there will be 24-hour unrestricted access (a) between the JV Hotels and the public areas of the Echelon Resort element of Echelon Place, specifically including the casino, and (b) to the JV Hotels through the internal Echelon Place road.

Utilities. Echelon Place will include a central plant that will distribute emergency electrical power, hot water for heating purposes, and chilled water for cooling purposes to the entire Echelon Place. Each Project Component shall bear a portion of the total costs incurred in the construction of the central plant and any other capital costs associated with establishing utility service (e.g., a new electrical substation providing power to the site not fully funded by the utility company), on the basis of a ratio of projected usage by each such Project Component to projected total usage by the entire Echelon Place. Emergency electrical power, hot water for heating purposes, and chilled water for cooling purposes will be provided to the Project Components by the Developer at actual cost.

Parking. The Developer shall construct an employee parking facility at Echelon Place, which facility shall be available for use by the employees of each Project Component of Echelon Place. Each Project Component shall contribute a portion of the total costs incurred in the construction of the employee parking facility, which contribution shall equal the product of the number of spaces allocated to each Project Component under the REA multiplied by the average total cost per space of the total employee parking facility, including all construction and development costs. Each Project Component will be charged for its pro rata share of maintenance and repair costs of the employee parking facility based on the number of parking spaces allocated to such Project Component divided by the total number of such parking spaces. The method of allocation of employee parking spaces among the Project Components shall be set forth in the REA.

The Venture will develop and provide parking facilities for the JV Hotels’ guests at its own cost within the site boundaries of the JV Hotels’ premises.

Miscellaneous. The connectivity and proximity between the JV Hotels and the other Project Components of the Echelon Place development may precipitate additional capital costs to Project Components of the Echelon Place development to accommodate the fire protection, egress, or other requirements of the JV Hotels. These costs will be reasonably determined and approved by MHG and BYD and will be borne directly by the Venture.

Association. Upon completion of the construction and development of Echelon Place, the Developer may establish an Echelon Place Master Plan Association comprised of representatives from each Project Component within Echelon Place. If established, said association shall administer the budgeting, operations, maintenance, marketing, and capital expenditures related to the common areas of the Echelon Place development, as well as any modifications to the Master Plan or new capital improvements. Any changes in the Master Plan or changes to services to be provided by the Developer, and any design, access, operational or management matters relating to Echelon Place that are reasonably likely to have an adverse impact on the JV Hotels will be subject to the prior approval of the Venture.

In addition to the foregoing matters, the topics to be addressed in the REA will include (without limitation) the following:

EASEMENTS

Easements for Use of Common Areas (Other than Common Utility Facilities and Access Roads)

Easements for Access Roads

Easements for Common Utility Facilities

Construction Easements

No Dedication of Easement and Benefit to Permittees

Right to Grant Private Easements and Easements to Utility Companies

ON-SITE AND OFF-SITE IMPROVEMENT WORK PLANS – CONSTRUCTION

Description of On-Site and Off-Site Improvement Work

General Responsibility of Developer

Development, Establishment and Approval of On-Site and Off-Site Improvement Plans

Construction of On-Site and Off-Site Improvement Work

Schedule of On-Site and Off-Site Improvement Work

Utility Connections

PLANS AND SPECIFICATIONS

General Design Data

Final Design Plans

Project to be Architecturally Harmonious

GENERAL CONSTRUCTION REQUIREMENTS

“Construction” and “Commencement of Construction” Defined

Performance of Construction

Safety Measures

Construction; Storage and Time Schedule

Building Schedule

License for Subsequent Construction and Maintenance

Evidence of Compliance with Construction Requirements

Liens

Location and Height of Buildings

CONSTRUCTION BY DEVELOPER

Developer’s Construction Duty

Proof of Developer’s Financing

ALTERATIONS AND ADDITIONS TO IMPROVEMENTS

Alterations

Additional Floor Area

MAINTENANCE, REPAIR AND RESTORATION OF BUILDINGS AND IMPROVEMENTS: GENERAL

Maintenance of Buildings and Improvements on Each Parcel

Damage or Destruction of Developer Facilities

Damage or Destruction to the Building on another Parcel

Duty to Complete Rebuilding

Clearing Debris from Razed Improvements

Damage to or Destruction of Common Area

MAINTENANCE, REPAIR AND RESTORATION – COMMON AREA

Maintenance of Common Area (Add any exclusions)

Operation and Maintenance of (Add specific areas)

Illumination of Common Area

Right of Each Party to Maintain Own Parcel

Failure of Performance

PARKING REQUIREMENTS

Required Parking

Charges for Parking; Employee Parking Areas

Use of Parking Areas

Changes and Additions to Parking Area

OPERATING COVENANTS OF DEVELOPER

OPERATING COVENANTS

Operating Covenant

Termination of Operating Covenant by another Party

No Regulations of Manner of Operation

Exceptions to Operating Covenant

GENERAL COVENANTS – PROJECT APPEARANCE (INCLUDING SIGNAGE)

AMENDMENTS TO SITE PLAN AND MASTER PLAN

TRANSFER OR CONVEYANCE OF PARCELS (INCLUDING RESTRICTIONS ON TRANSFERS OF RESERVE PARCEL TO COMPETITORS OF MHG AS PROVIDED IN JV OPERATING AGREEMENT)

INSURANCE

CONDEMNATION

REAL ESTATE TAXES

EXCUSES FOR NON-PERFORMANCE

DEFAULTS AND REMEDIES

NOTICES AND APPROVALS

AMENDMENT

TERM OF AGREEMENT

MISCELLANEOUS

REA for Exclusive Benefit of Parties

Default Shall Not Permit Termination of REA

Merchants’ Association or Promotion Fund

Rules and Regulations

EXHIBITS

Legal Descriptions

Site Plan

Survey

Rules, Regulations and Maintenance Standards

Sign Criteria

Exhibit J

Dilution Formula Illustration

EXHIBIT J

Dilution Example

The following hypothetical example illustrates the application of Section 5.05.

Assume, for illustration purposes, only the following:

1. Initial Capital Contribution funded by each Member equals $97.5 million.

2. Capital Call is issued requesting additional Capital Contributions of $20 million in the aggregate ($10 million by each Member).

3. One Member timely funds its requested Capital Contribution and the other Member fails to timely fund any portion of the requested Capital Contribution (a “Failed Contribution”). The funding Member (the “Contributing Member”) elects to fund the Failed Contribution on behalf of the non funding Member (the “Non-Contributing Member”). The amount funded on behalf of the Non-Contributing Member is treated as a Priority Loan (principal amount of $10 million with interest accruing at 15% per annum, compounded monthly) owed by the Non-Contributing Member to Contributing Member.

4. The Non-Contributing Member fails to repay any portion of Priority Loan within 180 days of the making of the loan.

5. The Contributing Member issues a Conversion Notice on the 181st following the date of the making of the Priority Loan.

6. The Non-Contributing Member fails to repay any portion of the Priority Loan (or any accrued interest thereon) within 10 days after the delivery of the Conversion Notice.

7. The Company has not made any distributions since the making of the Priority Loan.

Based on the foregoing hypothetical facts, the Percentage Interests of the Members would be adjusted as follows:

Percentage Interest of Contributing Member is increased, and the Percentage Interest of the Non-Contribution Member is decreased, by the percentage equivalent of the following fraction:

The numerator equals 150% of the sum of (i) unpaid principal of $10 million and (ii) accrued and unpaid interest of $818,274. The foregoing results in a numerator of $16,227,411.

The denominator equals the sum of (i) $195 Million (initial Capital Contributions) and (ii) $20 million (additional Capital Contributions) or a denominator equal to $215 million

The percentage increase by the Contributing Member is equal to the percentage equivalent of the quotient obtained by dividing $16,227,411 by $215 million or 7.55%.

As a result of the foregoing calculations, the Percentage Interest of the Contributing Member would increase to 57.55 percent and the Percentage Interest of the Non-Contributing Member would decrease to 42.45 percent.

Exhibit K

Morgans Cost Overrun Guaranty

COST OVERRUN PAYMENT GUARANTY

THIS COST OVERRUN PAYMENT GUARANTY (“Guaranty”), is made as of                             , by                                                                                                                , a                                          (“Guarantor”), to and in favor of                                                                                        , a                              (“Boyd”).

WITNESSETH:

WHEREAS, as of December          , 2005, Morgans/LV Investment LLC                                                           (“Morgans”) and Boyd, have entered into that certain Limited Liability Company Agreement (the “Agreement”), pursuant to which Morgans shall pay any Development Costs giving rise to a Cost Overrun; and

WHEREAS, Guarantor has a financial interest in Morgans, and it will therefore be to the indirect financial interest and benefit of Guarantor to guaranty payment of the obligations of Morgans pursuant to the Agreement.

NOW, THEREFORE, for good and valuable considerations as set forth above, the sufficiency of which is hereby acknowledged by Guarantor, Guarantor does hereby agree with Boyd as follows:

Guarantor does hereby irrevocably and unconditionally guarantee to Boyd payment, when due (whether by acceleration or otherwise), of any sums payable by Morgans to Boyd pursuant to the Agreement for any Development Costs giving rise to a Cost Overrun (the “Guaranteed Obligations”).

Boyd may, at any time and from time to time, without the consent of, or notice to, Guarantor, without incurring responsibility to Guarantor, and without impairing or releasing the obligations of Guarantor hereunder: (a) amend or alter, with the written consent of Morgans, any of the terms and conditions of the Agreement, and the guarantee herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed, amended or altered; (b) exercise or refrain from exercising any rights against Morgans or others (including Guarantor); or (c) settle or compromise any of the Guaranteed Obligations, any security therefor, or any liability (including any of those hereunder) incurred, directly or indirectly, in respect thereof or hereof.

This Guaranty is a present, absolute and continuing one, in addition to and independent of all obligations to which it applies or may apply under the terms hereof, and all such obligations shall be conclusively presumed to have been created in reliance hereon.

Guarantor hereby absolutely and unconditionally guarantees the prompt satisfaction and discharge of any and all Guaranteed Obligations, without defense, offset, counterclaim or right of subrogation, each of which is hereby waived. This Guaranty is and shall be construed as a continuing, absolute and unconditional guaranty of payment and not as a guaranty of collection. It is expressly understood and agreed that this is a continuing guaranty and that the obligations of Guarantor hereunder are and shall be absolute under any and all circumstances, without regard to the validity, regularity or enforceability of the Agreement, a true copy of each of which documents Guarantor hereby acknowledges having received and reviewed.

The liability of Guarantor under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon the pursuit of any remedy against Morgans or any other entity. No action or inaction of Guarantor, Boyd, Morgans, or any other Person, and no change of law shall release or diminish Guarantor’s obligations, liabilities, or duties hereunder. If any payment to Boyd by Guarantor or Morgans is held to constitute a preference or a voidable transfer under applicable law, or if for any other reason Boyd is required to remit such payment to Guarantor, Morgans, or any other Person, such payment to Boyd shall not constitute a release of Guarantor from liability hereunder, and Guarantor agrees to pay such amount to Boyd upon demand.

Guarantor and Boyd agree that payment of any of the Guaranteed Obligations which toll any statute of limitations applicable to the Guaranteed Obligations or Agreement shall also toll the statute of limitations applicable to Guarantor’s and Boyd’s obligations under this Guaranty.

Guarantor represents and warrants to Boyd as follows:

(a)	Guarantor has the capacity to perform its obligations hereunder.

(b)	There are no actions, suits or proceedings pending, or, to the knowledge of Guarantor, threatened, against or affecting Guarantor, which, if adversely determined, would either individually or in the aggregate, have a material adverse affect on (i) the ability of Guarantor to pay and perform the Obligations, or (ii) the validity or enforceability of the Agreement.

(c)	No consent, approval, authorization or order by or with any governmental authority or any other Person is required pursuant to any Legal Requirement in connection with the execution, delivery and carrying out of the terms of this Guaranty by Guarantor.

(d)	This Guaranty constitutes a valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with the terms of this Guaranty, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in law or in equity).

(e)	As of the date hereof, the execution, delivery, and performance of this Guaranty does not and will not (i) result in a default, breach or violation of the certificate or articles of incorporation or bylaws of Guarantor or any mortgage, deed of trust, indenture, note, bond, license, lease, covenant or other instrument, agreement or obligation to which Guarantor is a party or by which any of their properties or assets are bound or affected, or (ii) constitute an event which would permit any person or entity to terminate rights or accelerate the performance or maturity of any indebtedness or obligation of Guarantor, or (iii) constitute an event which would require any consent of a third party or under any agreement to which Guarantor is bound or (iv) contravene any Legal Requirement.

In the event of any default by Morgans with respect to any Guaranteed Obligations that is not cured within any applicable cure period as set forth in the Agreement, Guarantor agrees to pay, upon five (5) business days written notice from Boyd to Guarantor, any and all unpaid Guaranteed Obligations.

Guarantor hereby waives: (a) notice of acceptance of this Guaranty and of creation of the Guaranteed Obligations, (b) presentment and demand for payment of the Guaranteed Obligations, (c) protest, notice of protest, and notice of dishonor or default to Guarantor or to any other party with respect to any of the Guaranteed Obligations except as expressly required under any document or instrument evidencing or securing the Guaranteed Obligations, (d) all other notices to which Guarantor might otherwise be entitled except as expressly required under any document or instrument evidencing or securing the Guaranteed Obligations, and (e) diligence in collection and any and all formalities which might otherwise be legally required to charge Guarantor with liability.

Notwithstanding anything in the Agreement or this Guaranty to the contrary, Guarantor’s obligations hereunder shall terminate upon the date that all Cost Overruns have been paid in full.

No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor and Boyd, and no waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by Boyd.

This Guaranty is a continuing guarantee as provided in this Guaranty and shall (a) be binding upon Guarantor and Boyd and their successors and permitted assigns under the Agreement; (b) inure to the benefit of and be enforceable by Boyd and its successors and assigns permitted under the Agreement; and (c) remain in full force and effect until, and shall expire only upon, the termination of the Agreement and the satisfaction of all Guaranteed Obligations with respect to such termination. Guarantor may not assign its rights or delegate under this Guaranty its duties without the written consent of Boyd.

No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under the Agreement shall impair any right, power or remedy which Boyd may have, nor shall any such delay be construed to be a waiver of any of such rights, powers or remedies, or an acquiescence in any breach or default under this Guaranty or the Agreement, nor shall any waiver of any breach or default of Guarantor hereunder or Morgans under the Agreement be deemed a waiver of any default or breach subsequently occurring. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which the Agreement, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Boyd, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Boyd, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, and any waiver or release with reference to any one event shall not be construed as continuing or as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

Any notices or other communication to be given hereunder shall be given in writing, sent by (a) personal delivery, (b) internationally recognized expedited delivery service with proof of delivery, (c) registered or certified United States mail, postage prepaid and return receipt requested, or (d) facsimile, addressed to the appropriate party as follows:

If to Boyd, to:	with a copy to:

_______________________________________ c/o Boyd Gaming Corporation 2950 Industrial Road Las Vegas, Nevada 89109-1150 Attention: Brian Larson, Esq. Facsimile: ______________________________	Greenberg Traurig, LLP 800 Connecticut Avenue, NW Suite 500 Washington, D.C. 20006 Attention: Nelson F. Migdal, Esq. Facsimile: (202) 261-4757

If to Guarantor, to:	with a copy to:

_______________________________________	_______________________________________
_______________________________________	_______________________________________
_______________________________________	_______________________________________
Facsimile: _______________________________	Facsimile: _______________________________

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of facsimile, upon receipt.

If any of the provisions, or portions or applications thereof, of this Guaranty are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected.

All capitalized terms used in this Guaranty and not otherwise defined herein shall be as set forth in the Agreement.

MORGANS AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF MORGANS OR GUARANTOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BOYD’S ACCEPTANCE OF THIS GUARANTY.

This Guaranty constitutes the entire agreement of Guarantor and Boyd with respect to the subject matter hereof and supersedes all prior negotiations, agreements, understandings and communications, written or oral, with respect to the subject matter hereof.

Guarantor hereby irrevocably agrees that any suit, action, proceeding or claim against it arising out of, or relating to, this Guaranty or any judgment entered by any court in respect thereof may be brought and enforced in any federal court located in Las Vegas, Nevada and Guarantor hereby irrevocably submits to the exclusive jurisdiction of such federal courts for the purpose of any such suit, action, proceeding or claims. Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty brought in any federal court located in Las Vegas, Nevada, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such federal court has been brought in an inconvenient forum. Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action, proceeding or claim by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to its address set forth on the signature page hereof. Nothing herein shall affect the right of Boyd to commence legal proceedings or otherwise proceed against Guarantor in any jurisdiction or to serve process in any manner permitted by applicable law.

This Guaranty constitutes a guaranty of payment only and nothing herein shall be deemed or construed as to require Guarantor to perform any obligation of Morgans pursuant to the Agreement other than the payment of monetary obligations thereunder.

This Guaranty shall be governed as to validity, interpretation, effect and in all other respects by the laws and decisions of the State of Delaware.

This Guaranty may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute a single instrument.

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty and Boyd has accepted this Guaranty as of the day and year first above written.

GUARANTOR:	BOYD:
_________________________

By:	______________________________, a ___________________ ___________________________________________________
Name:
Its:	By:
Name:
Its: